Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hughes Communications, Inc.

Germantown, Maryland

We have audited the accompanying consolidated balance sheets of Hughes Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hughes Communications, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

March 7, 2011

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$138,131	$261,038
Marketable securities	44,532	47,188
Receivables, net	186,692	163,816
Inventories	57,819	60,244
Prepaid expenses and other	26,127	22,476
Total current assets	453,301	554,762
Property, net	774,052	602,403
Capitalized software costs, net	46,092	49,776
Intangible assets, net	11,440	14,524
Goodwill	5,093	5,093
Other assets	73,197	75,836
Total assets	$1,363,175	$1,302,394
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$120,202	$119,461
Short-term debt	6,285	6,750
Accrued liabilities and other	128,790	131,774
Total current liabilities	255,277	257,985
Long-term debt	740,576	714,957
Other long-term liabilities	27,308	16,356
Total liabilities	1,023,161	989,298
Commitments and contingencies
Equity:
Hughes Communications, Inc. (“HCI”) stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding as of December 31, 2010 and 2009	—	—
Common stock, $0.001 par value; 64,000,000 shares authorized; 21,834,787 shares and 21,633,539 shares issued and outstanding as of December 31, 2010 and 2009, respectively	22	22
Additional paid in capital	735,233	730,809
Accumulated deficit	(387,756)	(410,543)
Accumulated other comprehensive loss	(18,449)	(16,247)
Total HCI stockholders’ equity	329,050	304,041
Noncontrolling interests	10,964	9,055
Total equity	340,014	313,096
Total liabilities and equity	$1,363,175	$1,302,394

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues:
Services revenues	$791,324	$712,592	$611,247
Hardware revenues	252,003	297,107	449,106
Total revenues	1,043,327	1,009,699	1,060,353
Operating costs and expenses:
Cost of services	493,023	448,804	406,697
Cost of hardware	234,805	289,516	378,264
Selling, general and administrative	206,512	180,675	177,848
Loss on impairments	—	50,639	—
Research and development	20,279	22,296	26,833
Amortization of intangible assets	3,084	5,457	6,419
Total operating costs and expenses	957,703	997,387	996,061
Operating income	85,624	12,312	64,292
Other income (expense):
Interest expense	(59,345)	(64,119)	(51,327)
Interest income	2,043	2,222	4,377
Other income, net	374	214	178
Income (loss) before income tax expense and equity in earnings (losses) of unconsolidated affiliates	28,696	(49,371)	17,520
Income tax expense	(5,716)	(2,446)	(7,593)
Equity in earnings (losses) of unconsolidated affiliates	—	170	(599)
Net income (loss)	22,980	(51,647)	9,328
Net income attributable to the noncontrolling interests	(193)	(1,046)	(310)
Net income (loss) attributable to HCI stockholders	$22,787	$(52,693)	$9,018
Income (loss) per share:
Basic	$1.05	$(2.46)	$0.44
Diluted	$1.00	$(2.46)	$0.44
Shares used in computation of per share data:
Basic	21,606,162	21,393,151	20,317,155
Diluted	22,738,207	21,393,151	20,633,833

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Dollars in thousands, except per share amounts)

	HCI Shareholders’ Equity
				Accumulated
	Common	Additional		Other
	Stock	Paid-In	Accumulated	Comprehensive	Noncontrolling		Comprehensive
	($.001 par value)	Capital	Deficit	Loss	Interest	Total	Income (Loss)
Balance at January 1, 2008	$19	$631,300	$(366,868)	$(2,016)	$5,327	$267,762
Issuance of common stock in connection with equity offering	2	93,044				93,046
Issuance of common stock through exercise of stock options	—	75				75
Issuance of restricted stock	1	—				1
Retirement of restricted stock and bonus units		(6,032)				(6,032)
Share-based compensation		5,724				5,724
Other		447				447
Comprehensive income (loss):
Net income			9,018		310	9,328	$9,328
Foreign currency translation adjustments				(13,594)	(923)	(14,517)	(14,517)
Unrealized loss on hedging instruments				(13,931)	—	(13,931)	(13,931)
Reclassification of realized loss on hedging instruments				2,010	—	2,010	2,010
Unrealized loss on available-for-sale securities				(55)	—	(55)	(55)
Balance at December 31, 2008	$22	$724,558	$(357,850)	$(27,586)	$4,714	$343,858	$(17,165)
Consolidation of Hughes Systique Corporation					3,372	3,372
Retirement of restricted stock		(724)				(724)
Share-based compensation		7,371				7,371
Purchase of subsidiary shares from noncontrolling interests		(396)		(19)	(430)	(845)
Comprehensive income (loss):
Net income (loss)			(52,693)		1,046	(51,647)	$(51,647)
Foreign currency translation adjustments				6,910	353	7,263	7,263
Unrealized gain on hedging instruments				2,180	—	2,180	2,180
Reclassification of realized loss on hedging instruments				4,701	—	4,701	4,701
Unrealized loss on available-for-sale securities				(2,433)	—	(2,433)	(2,433)
Balance at December 31, 2009	$22	$730,809	$(410,543)	$(16,247)	$9,055	$313,096	$(39,936)
Share-based compensation		7,514				7,514
Retirement of restricted stock and bonus units		(3,224)				(3,224)
Issuance of common stock through exercise of stock options		134				134
Investment in a joint venture					1,462	1,462
Comprehensive income (loss):
Net income			22,787		193	22,980	$22,980
Foreign currency translation adjustments				642	254	896	896
Unrealized loss on hedging instruments				(7,938)	—	(7,938)	(7,938)
Reclassification of realized loss on hedging instruments				5,559	—	5,559	5,559
Unrealized loss on available-for-sale securities				(465)	—	(465)	(465)
Balance at December 31, 2010	$22	$735,233	$(387,756)	$(18,449)	$10,964	$340,014	$21,032

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$22,980	$(51,647)	$9,328
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	131,586	102,731	68,937
Amortization of debt issuance costs	2,818	2,025	1,424
Share-based compensation expense	7,514	7,371	5,724
Equity in (earnings) losses from unconsolidated affiliates	—	(170)	599
Loss on impairments	—	50,639	—
Other	(56)	535	(97)
Change in other operating assets and liabilities, net of acquisition:
Receivables, net	(22,371)	41,584	(2,540)
Inventories	1,697	6,438	(2,710)
Prepaid expenses and other	1,721	5,369	(9,319)
Accounts payable	20,098	13,954	6,314
Accrued liabilities and other	(17,266)	(27,447)	(5,957)
Net cash provided by operating activities	148,721	151,382	71,703
Cash flows from investing activities:
Change in restricted cash	1,211	223	3,104
Purchases of marketable securities	(105,692)	(62,118)	(2,070)
Proceeds from sales of marketable securities	108,289	15,000	19,190
Expenditures for property	(282,819)	(150,764)	(81,669)
Expenditures for capitalized software	(13,073)	(12,772)	(14,564)
Proceeds from sale of property	205	397	—
Acquisition of Helius, Inc., net of cash received	—	—	(10,543)
Cash acquired, consolidation of Hughes Systique Corporation	—	828	—
Long-term loan receivable	—	(10,000)	—
Investment in Hughes Systique Corporation	—	—	(1,500)
Hughes Systique Corporation note receivables	—	—	(500)
Other, net	1,847	(830)	—
Net cash used in investing activities	(290,032)	(220,036)	(88,552)
Cash flows from financing activities:
Short-term revolver borrowings	4,761	6,791	—
Repayments of revolver borrowings	(5,347)	(7,861)	—
Net increase in notes and loans payable	—	—	223
Proceeds from equity offering	—	—	93,046
Proceeds from exercise of stock options	134	—	75
Long-term debt borrowings	31,602	147,849	3,606
Repayment of long-term debt	(6,252)	(12,377)	(13,749)
Debt issuance costs	(7,140)	(4,612)	—
Net cash provided by financing activities	17,758	129,790	83,201
Effect of exchange rate changes on cash and cash equivalents	646	(3,914)	3,372
Net increase (decrease) in cash and cash equivalents	(122,907)	57,222	69,724
Cash and cash equivalents at beginning of the period	261,038	203,816	134,092
Cash and cash equivalents at end of the period	$138,131	$261,038	$203,816
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$53,205	$60,410	$54,138
Cash paid for income taxes	$7,521	$5,659	$3,622
Supplemental non-cash disclosures related to:
Capitalized software and property acquired, not paid	$26,954	$26,946
Investment in Hughes Telematics, Inc.		$13,000
Consolidation of Hughes Systique Corporation		$5,328
95 West capital lease			$5,751

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Organization and Description of Business

Hughes Communications, Inc. (“HCI”) and, together with its consolidated subsidiaries, the “Company” or “we”) was formed as a Delaware corporation on June 23, 2005 and we are a publicly traded company. Our stock trades on the NASDAQ Global Select Market under the symbol “HUGH.”

We operate our business primarily through our wholly-owned subsidiary, Hughes Network Systems, LLC (“HNS”). We are a telecommunications company that provides equipment and services to the broadband communications marketplace. We have extensive technical expertise in satellite, wireline and wireless communications which we utilize in a number of product and service offerings. In particular, we offer a spectrum of broadband equipment and services to the managed services market, which is comprised of enterprises with a requirement to connect a large number of geographically dispersed locations with reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video. We provide broadband network services and systems to the international and domestic enterprise markets and satellite broadband Internet access to North American consumers, which we refer to as the Consumer market. In addition, we provide networking systems solutions to customers for mobile satellite, wireless backhaul systems and telematics. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

We have five reportable segments, which we operate and manage as strategic business units and organize by products and services. We measure and evaluate our reportable segments based on the operating earnings of the respective segments. Our business segments include: (i) the North America Broadband segment; (ii) the International Broadband segment; (iii) the Telecom Systems segment; (iv) the HTS Satellite segment; and (v) the Corporate and Other segment. The North America Broadband segment consists of the Consumer group, which delivers broadband Internet service to consumer customers, and the Enterprise group, which provides satellite, wireline and wireless communication network products and services to enterprises. The International Broadband segment consists of our international service companies and provides managed network services and equipment to enterprise customers and broadband service providers worldwide. The Telecom Systems segment consists of the Mobile Satellite Systems group, the Terrestrial Microwave group, and the Telematics group. The Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators. The Terrestrial Microwave group provides point-to-multipoint microwave radio network systems that are used for both cellular backhaul and broadband wireless access. The Telematics group provides development, engineering and manufacturing services to Hughes Telematics, Inc. (“HTI”). However, as a result of the unfavorable impact of the economy on the automobile industry in 2009, HTI terminated substantially all of the development, engineering and manufacturing services with us in August 2009. We expect our future revenue from the Telematics group to be insignificant. The HTS Satellite segment, which is a new segment starting in 2010, consists of activities related to the development, construction and launch of high throughput satellites (“HTS”) and currently represents construction activities of our new satellite named Jupiter and the development of related network equipment. As a result of the newly established HTS Satellite segment in 2010, construction activities of Jupiter in 2009, which was included in the North America Broadband segment, have been reclassified to the HTS Satellite segment to conform to the current period presentation. The Corporate and Other segment includes certain minority interest investments held by us and our corporate offices and assets not specifically related to another business segment.

Note 2:  Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with: (i) generally accepted accounting principles in the United States of America (“GAAP”); (ii) the instructions to Form 10-K; and (iii) the guidance of Rule 10-01 of Regulation S-X under the Securities and Exchange Act of 1934, as amended, for financial statements required to be filed with the Securities and Exchange Commission (“SEC”). They include the assets, liabilities, results of operations and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or for which the Company is deemed to be the primary beneficiary as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC” or the “Codification”) 810, “Consolidation.” Entities in which the Company holds at least 20% ownership or in which there are other indicators of significant influence are generally accounted for by the equity method, whereby the Company records its proportionate share of the entities’ results of operations. Entities in which the Company holds less than 20% ownership and does not have the ability to exercise significant influence are generally carried at cost. As a result of our new segment in 2010, the HTS

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Satellite segment, certain prior period items in these consolidated financial statements have been reclassified to conform to the current period presentation.

Effective January 1, 2009, we adopted the update to ASC 810 relating to noncontrolling interests, which did not have a material impact on our financial condition, results of operations or cash flows. However, the update impacted the presentation and disclosure of noncontrolling interests on our consolidated financial statements. As a result, certain prior period items in these consolidated financial statements have been reclassified to conform to the current period presentation.

All intercompany balances and transactions with subsidiaries and other consolidated entities have been eliminated.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

Market Concentrations and Credit Risk

We provide services and extend credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. We monitor our exposure to credit losses and maintain, as necessary, allowances for anticipated losses. No single customer accounted for more than 10% of total annual revenues in any of the periods presented in this report. Financial instruments which potentially subject us to a concentration of credit risk consist of cash, cash equivalents and marketable investments. Although we maintain cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Revenue Recognition

Service revenues and hardware revenues are generally recognized when services are rendered or products are installed and as title passes to those customers, net of sales taxes. Billings for revenues that have not been earned are deferred and recognized in the period when earned. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. We offer a rebate to qualifying new consumer subscribers and record a reduction in revenue in the same period in which the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

Our consumer rental program allows consumer customers to rent the equipment with a 24-month service contract. Once the initial contract ends, it becomes a month-to-month contract. Revenue on the rental equipment is recognized on a monthly basis as service revenue until the customer terminates the contracts with us.

In August 2010, we were awarded $58.7 million from the U.S. Government as the only national provider of high-speed satellite broadband service under the broadband stimulus programs, established pursuant to the American Recovery and Reinvestment Act of 2009. Under the consumer broadband stimulus program, eligible consumer customers have month-to-month service contracts and do not have to pay for the rental of the equipment.

All upfront fees collected in connection with the service arrangements are deferred and recognized as service revenue over the term of the customer arrangement.

In addition to providing standard product and service offerings, we also enter into contracts to design, develop and deliver telecommunication networks to customers. These contracts for telecommunication networks require significant effort to develop and construct the network, over an extended time period. Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

contracts are based on estimates of total sale values and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Under the terms of the April 22, 2005 agreement entered into between LightSquared, Inc. (“LightSquared,” formerly SkyTerra Communications, Inc.) and DTV Network Systems, Inc. (“DTV Networks”) whereby LightSquared acquired 50% of HNS voting, or Class A membership interests, DIRECTV retains the tax benefits from the net operating losses generated by DTV Networks and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Networks. We have recorded a liability in the balance sheet for the estimated amount we may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

We record net deferred tax assets to the extent we believe these assets will more-likely-than-not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which may reduce the provision for income taxes.

Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. It also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.The Company recognizes interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense in the consolidated statements of operations.

As a result of the revision in ASC 805, “Business Combinations,” effective January 1, 2009, adjustments recorded to the valuation allowance related to deferred tax assets recognized in connection with earlier business combinations will impact tax expense in lieu of recording an adjustment to intangible assets.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of ninety days or less at the date of investment to be cash equivalents.

Restricted Cash

Cash subject to restrictions expiring within one year is included in Prepaid expenses and other in the accompanying Consolidated Balance Sheets. Cash subject to restrictions expiring beyond one year is included in Other assets in the accompanying Consolidated Balance Sheets. As of December 31, 2010 and 2009, we had $0.7 million and $1.9 million of restricted cash, respectively, which secures certain of our letters of credit. As of December 31, 2010, restrictions on the cash relating to letters of credit will be released as the letters of credit expire through December 2013.

Marketable Securities

We classify all debt securities with original maturities exceeding ninety days as available-for-sale investments in accordance with ASC 320, “Investment—Debt and Equity Securities.” Securities classified as available-for-sale securities are carried at fair value with the related unrealized gains and losses reported as a component of accumulated other comprehensive loss (“AOCL”). Fair value is based on quoted market prices as of the reporting date. The book value of these securities is adjusted for amortization or accretion of premium and discounts over the contractual lives of the securities, which is included in Interest income in the accompanying Consolidated Statements of Operations.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Available-for-sale investments in debt securities that have an unrealized loss are evaluated for impairment in accordance with ASC 320. Our management uses judgments to evaluate each security held at a loss based on market conditions and other factors to determine if the decline in the market value of the security indicates an other-than-temporary impairment. When our management believes that the security is impaired, we recognize the impairment charge by writing down the amortized cost basis of the security to its estimated fair market value.

The Company had no investments classified as trading or held-to-maturity at December 31, 2010 and 2009.

Property and Depreciation

Property and equipment are carried at cost and depreciated or amortized on a straight-line basis over their estimated useful lives, generally three to thirty years. Land is carried at cost, and land improvements are depreciated over ten years. Buildings are depreciated over thirty years. Leasehold improvements are amortized over the lesser of their estimated useful lives or lease term.

A significant component of our property and equipment is the capitalized costs associated with the satellite and related assets, which include costs associated with the construction of the satellite, launch services, insurance premiums for the satellite launch and the in-orbit testing period, capitalized interest incurred during the construction of the satellite, and other costs directly related to the satellite. Capitalized satellite costs are depreciated on a straight-line basis over the estimated useful life of 15 years. The Company periodically reviews, at least annually, the remaining estimated useful life of the satellite to determine if revisions to the estimated life are necessary.

Our Consumer rental equipment is related to our consumer rental program which allows consumer customers to rent the equipment with a 24-month service contract. Once the initial contract ends, it becomes a month-to-month contract. Consumer rental equipment includes the cost of installation and customer premise equipment, which is depreciated on a straight-line basis over the estimated useful life of 2-4 years.

Capitalized Software Costs

Software development costs are capitalized in accordance with ASC 985-20, “Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews are conducted at least annually, or as events and circumstances warrant such a review, to ensure that capitalized software development costs are not impaired and that costs associated with programs that are no longer generating revenue are expensed. Amortization of software development costs was $10.1 million, $14.2 million and $11.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Intangible Assets

Intangible assets acquired in connection with business combinations which have finite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets are retired when they are fully amortized. Intangible assets and their estimated useful lives as of December 31, 2010 are as follows:

Life (Years)
Customer relationships	7 – 8
Patented technology	8
Trademarks	10
Favorable leases	3

Goodwill

Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. Goodwill is accounted for in accordance with ASC 350, “Intangibles—Goodwill and Other.” Under the provisions of this statement, the Company’s goodwill is tested at the reporting unit level for impairment on an annual basis during the fourth quarter, or earlier if events and circumstances occur indicating that goodwill might be impaired. During 2010, 2009 and 2008, the Company did not recognize any goodwill impairment charges.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Debt Issuance Costs

Debt issuance costs are amortized based upon the lives of the associated debt obligations using the effective interest method with such amortization included in Interest expense in the accompanying Consolidated Statements of Operations. For the years ended December 31, 2010, 2009 and 2008, we amortized $2.8 million, $2.0 million and $1.4 million, respectively, of debt issuance costs related to our debts. As of December 31, 2010 and 2009, the Company had $17.2 million and $12.9 million, respectively, of unamortized debt issuance costs included in Other assets in the accompanying Consolidated Balance Sheets.

Subscriber Acquisition Costs (“SAC”)

SAC is an important component of our costs to acquire new consumer subscribers. SAC consists of costs paid to third-party dealers and customer service representative commissions on new installations and, in certain cases, the cost of hardware and installation provided to customers at the inception of service or cost of services for activities related to the consumer rental program, which we began to offer to our consumer customers in September 2008. SAC is deferred when a customer commits to a service agreement, and the deferred SAC is amortized over the commitment period as the related service revenue is earned. Prior to 2007, service agreements were 12 to 15 months in duration. In May 2007, the Company began to offer only 24 month service agreements. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, and/or the ability to charge an early termination fee. At December 31, 2010 and 2009, the Company had $25.7 million and $29.9 million of deferred SAC, respectively, included in Other assets in the accompanying Consolidated Balance Sheets.

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used annually or when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the carrying value of the asset exceeds the aggregate amount of its separately identifiable undiscounted future cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Changes in estimates of future cash flows could result in a write-down of long-lived assets in a future period. During 2010 and 2008, the Company did not recognize any impairment charges on long-lived assets. In 2009, the Company recognized $50.6 million of impairment charges on long-lived assets associated mainly with our prepaid deposit (the “Deposit”) paid to Sea Launch Company, LLC (“Sea Launch”). See Note 22— Commitments and Contingencies for further detail.

Foreign Currency

Certain foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using period-end exchange rates while income and expense accounts are translated at the average rates in effect during the period. The resulting translation adjustment is recorded in AOCL, a separate component of equity. Translation adjustments for foreign currency denominated equity investments are not material and are recorded as part of AOCL.

The Company also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from re-measurement of the foreign currency denominated assets, liabilities and transactions into the U.S. dollar are recognized currently in the statements of operations and were not material in each of the periods presented herein.

Investments and Financial Instruments

The Company maintains its investments in equity securities in Other assets in the accompanying Consolidated Balance Sheets. Non-marketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), reported as part of AOCL. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” The Company considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

cash flow factors; and the Company’s intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the carrying value of the security is written down to its estimated fair value, and the impairment on the security is recognized in the statements of operations in (i) Other income (loss), net and recorded as a reclassification adjustment from AOCL for marketable equity securities and (ii) Loss on impairments for non-marketable securities.

Investments in which the Company owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. The carrying value of investments may include a component of goodwill if the cost of our investment exceeds the fair value of the investment, and any such goodwill is subject to an evaluation for impairment pursuant to ASC 323—“Investments—Equity Method and Joint Ventures.” Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in the Company recognizing investee earnings or losses in excess of its ownership percentage. We had cost method investments of $6.7 million and $7.0 million as of December 31, 2010 and 2009, respectively, and equity method investments of $8.3 million as of each December 31, 2010 and 2009.

The carrying value of cash and cash equivalents; receivables, net; other assets; accounts payable; and amounts included in accrued liabilities and other liabilities meeting the definition of a financial instrument approximated their respective fair value at December 31, 2010 and 2009 because of their short-term maturity.

The Company carries all derivative financial instruments in the balance sheets at fair value based on quoted market prices. The Company uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified, and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified, and effective cash flow hedges are deferred and recorded as a component of AOCL until the hedged transactions occur and are recognized in earnings. Changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s change in fair value and the ineffective portion of a hedge is immediately recognized in the statements of operations. Both at the inception of the hedge and on an on-going basis, we assess whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective. During 2010 and 2009, the Company did not enter into any material hedge transactions.

The Company enters into interest rate swaps from time to time to manage its interest rate exposure. These derivatives may be designated as cash flow hedges or fair value hedges depending on the nature of the risk being hedged. Derivatives used to hedge risk associated with changes in the cash flows of certain variable rate debt obligations are designated as cash flow hedges. Derivatives used to hedge risk associated with changes in the fair value of certain fixed rate debt obligations are designated as fair value hedges. Consequently, changes in the fair value of the hedged debt obligations that are attributable to the hedged risk are recognized in the current period earnings.

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates, and changes in the market value of its equity investments. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives and do not enter into derivative contracts for speculative purposes.

The Company generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and, therefore, is exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in the value of the related exposures. As of December 31, 2010 and 2009, we had purchased foreign exchange contracts totaling $5.9 million and $4.1 million, respectively, to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at December 31, 2010 and 2009. All of the forward exchange contracts outstanding at December 31, 2010 expire in 2011.

The Company is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While the Company believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Net Earnings (Loss) Per Common Share

Basic net earnings (loss) per common share is computed by dividing net income (loss) attributable to HCI stockholders by the weighted average number of common shares outstanding. Diluted net earnings (loss) per common share reflects the potential dilution from the exercise or conversion of securities into the Company’s common stock. However, in accordance with ASC 260, “Earnings Per Share,” potential common shares have been excluded from the computation of any diluted per share amount in periods when a loss from continuing operations exists, such as 2009. The potential dilutive effect of outstanding stock options and warrants is calculated using the “treasury stock” method. The Company excluded 547,400 stock options that were granted in 2008 from the computation of diluted net earnings (loss) per common share for 2008, as the effect would have been anti-dilutive.

The following table provides a reconciliation of the shares used in calculating earnings (loss) per common share:

	Year Ended December 31,
	2010	2009	2008
Basic weighted average common shares outstanding	21,606,162	21,393,151	20,317,155
Effect of dilutive securities:
Restricted stock units	11,615	—	51,070
Restricted stock awards	120,714	—	201,829
Options to purchase common stock	322,211	—	63,779
HNS Bonus Unit Plan	31,803	—	—
HNS Class B Unit Plan	645,702	—	—
Diluted weighted average common shares outstanding	22,738,207	21,393,151	20,633,833

New Accounting Pronouncements

Recently Adopted Accounting Guidance

In January 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-06 to improve disclosures about fair value measurements. ASU 2010-6 clarifies certain existing disclosures and requires new disclosure regarding significant transfers in and out of Level 1 and Level 2 of fair value measurements and the reasons for the transfer. In addition, ASU 2010-06 clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The amendments in ASU 2010-06 were effective for fiscal years beginning after December 15, 2009, and for interim periods within those fiscal periods. The adoption of ASU 2010-06 did not have a material impact on our disclosure about fair value measurements.

In June 2009 and December 2009, the FASB amended ASC 810 changing certain consolidation guidance and requiring improved financial reporting by enterprises involved with variable interest entities (“VIE”). The amendments provide guidance in determining when a reporting entity should include the assets, liabilities, noncontrolling interest and results of activities of a VIE in its consolidated financial statements. The amendments to ASC 810 were effective for the first annual reporting period beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The adoption of amendments to consolidation rules did not have any impact on our disclosures relating to our VIE activity and our financial statements.

Accounting Guidance Not Yet Effective

In October 2009, the FASB issued ASU 2009-14 to amend ASC 605 “Revenue Recognition.” The amendments in this update change the accounting model for revenue arrangements that include both tangible products and software elements. The amendments in ASU 2009-14 will be effective for us beginning January 1, 2011. We believe that ASU 2009-13 will not have a material impact on our financial statements.

In October 2009, the FASB issued ASU 2009-13 amending ASC 605 related to revenue arrangements with multiple deliverables. Among other things, ASU 2009-13 provides guidance for entities in determining the accounting for multiple deliverable arrangements and establishes a hierarchy for determining the amount of revenue to allocate to the various deliverables. The amendments in ASU

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

2009-13 will be effective for us beginning January 1, 2011. We believe that ASU 2009-13 will not have a material impact on our on our financial statements

Note 3:  Consolidation of Hughes Systique Corporation

Hughes Systique Corporation (“Hughes Systique”) is a communications consulting and software company. HNS has contracts with Hughes Systique for software development services. The founders of Hughes Systique include Pradman Kaul, our Chief Executive Officer (“CEO”) and President and certain former employees of HNS, including Pradeep Kaul, who is the CEO and President of Hughes Systique, HNS’ former Executive Vice President and the brother of our CEO and President. The Company acquired an equity investment in Hughes Systique Series A Preferred Stock (“HSC Preferred Stock”) of $3.0 million and $1.5 million in October 2005 and January 2008, respectively.

In February 2008, the Company and Nextwave Broadband Inc. (“Nextwave”), a former significant shareholder of Hughes Systique, agreed to make available to Hughes Systique a term loan facility (the “Loan”) of up to $3.0 million. Under the Loan, each loan request was to be at least $1.0 million, and the Loan was to be funded equally by the Company and Nextwave. The Loan has a fixed interest rate of 6%, and it is convertible into common shares of Hughes Systique upon non-payment or an event of default. Hughes Systique has the option to pay the interest annually or to convert the interest to principal as a “payment in kind.” In February 2008, the Company and Nextwave each funded $0.5 million as part of a $1.0 million loan drawdown by Hughes Systique under the Loan. In March 2009, Hughes Systique requested and the Company funded the remaining $1.0 million of its original $1.5 million loan commitment. As a result, the Company is not obligated to provide any further funding to Hughes Systique under the Loan.

On March 11, 2009, Hughes Systique entered into a termination and settlement agreement with Nextwave (the “Termination Agreement”). The Termination Agreement provided for the following: (i) Hughes Systique relieved Nextwave of its obligation to fund its remaining commitment under the Loan; (ii) Nextwave waived Hughes Systique’s obligation to repay amounts previously funded, together with accrued interest; and (iii) Hughes Systique waived Nextwave’s obligations for the purchase of services under existing agreements between Nextwave and Hughes Systique and Nextwave’s obligation to repay outstanding accounts receivable of approximately $0.8 million. Additionally, Nextwave’s ownership in HSC Preferred Stock, which represented approximately 31.79% of Hughes Systique’s equity, was converted to a reduced level of ownership, representing a 5% interest in Hughes Systique’s common stock. The effect of these transactions has increased, on an undiluted basis, our ownership in Hughes Systique to approximately 45.23% and the ownership of our CEO and President and his brother in Hughes Systique to approximately 25.61%. Pursuant to ASC 810, these transactions caused a reconsideration event on March 11, 2009, resulting in the Company becoming the “primary beneficiary” of Hughes Systique, a VIE. As a result, the Company is required to consolidate Hughes Systique’s assets and liabilities and results of operations for periods beginning on or after March 12, 2009 (the “Consolidation Date”). In accordance with ASC 805 “Business Combinations,” the basis of Hughes Systique’s assets and liabilities were adjusted to their fair values. The excess of the fair value of the net assets consolidated from Hughes Systique over their carrying value has been reflected as goodwill in accordance with ASC 805. We believe that the goodwill resulting from the consolidation of Hughes Systique corresponds to the expected future prospects of Hughes Systique. The total amount of goodwill is not expected to be deductible for tax purposes.

The following table summarizes the fair values of Hughes Systique’s assets and liabilities at the Consolidation Date (in thousands):

Amount
Current assets	$5,250
Property	717
Intangible assets	1,329
Goodwill	2,432
Total assets	9,728
Current liabilities	(2,808)
Long-term liabilities	(763)
Total liabilities	(3,571)
Net assets consolidated prior to noncontrolling interest	6,157
Noncontrolling interest	(3,372)
Net assets consolidated	$2,785

Based on the valuation of Hughes Systique’s intangible assets, using an income approach, the fair values of the intangible assets at the Consolidation Date were as follows (in thousands):

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

	Weighted Average
	Useful Lives
	(years)	Amount
Customer relationships	7	$620
Favorable leases	3	629
Backlog	2	80
Total amortizable intangible assets	5	$1,329

Hughes Systique’s revenue, after eliminating inter-company transactions, was $4.7 million for the year ended December 31, 2010 compared to $2.4 million for the same period in 2009 (since the acquisition date). Pro forma financial statements are not presented for Hughes Systique at the acquisition date as its results of operations were not material to our consolidated financial statements.

Note 4:  Marketable Securities

The amortized cost basis and estimated fair values of available-for-sale marketable securities are summarized as follows (in thousands):

	Cost	Gross Unrealized		Estimated
	Basis	Losses	Gain	Fair Value
December 31, 2010:
Municipal commercial paper	$17,875	$—	$—	$17,875
U.S. government bonds and treasury bills	5,000	—	—	5,000
Other debt securities	21,665	(8)	—	21,657
Total available-for-sale securities	$44,540	$(8)	$—	$44,532
December 31, 2009:
U.S. government bonds and treasury bills	$22,155	$—	$6	$22,161
Other debt securities	25,019	—	8	25,027
Total available-for-sale securities	$47,174	$—	$14	$47,188

Our investments in municipal commercial papers have A-1/A-1+ and P-1 ratings from Standard & Poor’s (“S&P”) and Moody’s, respectively, and our investments in U.S. government bonds and treasury bills have AAa and Aaa ratings from S&P and Moody’s, respectively. The investments in Other debt securities have A-1/A-1+ and P-1 ratings from S&P and Moody’s, respectively. In addition to these investments, we hold marketable equity securities as a long-term investment in Other assets (see Note 10—Other Assets for further discussion).

Note 5:  Receivables, Net

Receivables, net consisted of the following (in thousands):

	December 31,
	2010	2009
Trade receivables	$172,309	$154,863
Contracts in process	25,208	16,952
Other receivables	4,332	4,101
Total receivables	201,849	175,916
Allowance for doubtful accounts	(15,157)	(12,100)
Total receivables, net	$186,692	$163,816

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Trade receivables included $5.8 million and $8.7 million of amounts due from affiliates as of December 31, 2010 and 2009, respectively. Advances and progress billings offset against contracts in process amounted to $2.8 million and $0.3 million as of December 31, 2010 and 2009, respectively.

Note 6:  Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2010	2009
Production materials and supplies	$7,270	$7,896
Work in process	12,828	15,615
Finished goods	37,721	36,733
Total inventories	$57,819	$60,244

Inventories are carried at the lower of cost or market, principally using standard costs adjusted to reflect actual cost, based on variance analyses performed throughout the year. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

Note 7:  Property, Net

Property, net consisted of the following (dollars in thousands):

		Estimated
		Useful Lives	December 31,
		(years)	2010	2009
	Land and improvements	10	$5,888	$5,885
	Buildings and leasehold improvements	2 - 30	35,643	32,996
	Satellite related assets	15	380,394	380,394
	Machinery and equipment	1 - 7	213,419	179,923
	Consumer rental equipment	2 - 4	140,616	71,725
	VSAT operating lease hardware	2 - 5	13,137	18,945
	Furniture and fixtures	5 - 7	1,732	1,571
Construction in progress	—Jupiter		238,358	66,555
	—Other		15,924	12,888
	Total property		1,045,111	770,882
	Accumulated depreciation		(271,059)	(168,479)
	Total property, net		$774,052	$602,403

Satellite related assets primarily consist of SPACEWAYTM 3 (“SPACEWAY 3”), a broadband satellite system with a unique architecture for broadband data communications. In April 2008, we placed SPACEWAY 3 into service and began to depreciate its related costs on a straight-line basis over the estimated useful life of 15 years. Satellite related assets include the costs associated with the construction and launch of the satellite, insurance premiums for the satellite launch and the in-orbit testing period, interest incurred during the construction of the satellite, and other costs directly related to the satellite.

In June 2009, HNS entered into an agreement with Space Systems/Loral, Inc. (“SS/L”) under which SS/L will manufacture Jupiter, our next-generation and geostationary high throughput satellite. Jupiter will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for the HughesNet service in North America. The construction of Jupiter began in July 2009 and

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

we began to capitalize all direct costs associated with the construction and the launch of the satellite, including interest incurred during the construction of the satellite. Jupiter is scheduled to be launched in the first half of 2012.

We capitalized $14.0 million and $1.7 million of interest for 2010 and 2009, respectively, related to the construction of Jupiter. In 2008, we capitalized $4.8 million of interest related to the construction of SPACEWAY 3. During 2010, 2009 and 2008, depreciation expense for property was $111.6 million, $83.1 million and $51.2 million, respectively.

Note 8:  Intangible Assets, Net

Intangible assets, net consisted of the following (dollars in thousands):

	Estimated
	Useful Lives	Cost	Accumulated	Net
	(years)	Basis	Amortization	Basis
December 31, 2010:
Customer relationships	7 - 8	$10,405	$(5,473)	$4,932
Patented technology and trademarks	8 - 10	15,275	(9,012)	6,263
Favorable leases	3	629	(384)	245
Total intangible assets, net		$26,309	$(14,869)	$11,440
December 31, 2009:
Backlog and customer relationships	2 - 8	$22,312	$(16,133)	$6,179
Patented technology and trademarks	2 - 10	15,745	(7,854)	7,891
Favorable leases	3	629	(175)	454
Total intangible assets, net		$38,686	$(24,162)	$14,524

We amortize the recorded values of our intangible assets over their estimated useful lives. As of December 31, 2010, $12.4 million of fully amortized intangible assets were retired and as a result, it is not included in the balance included in the table above. For the years ended December 31, 2010, 2009 and 2008, we recorded $3.1 million, $5.5 million and $6.4 million, respectively, of amortization expense. In 2010, we did not incur costs to renew or extend the term of our intangible assets. Estimated future amortization expense as of December 31, 2010 is as follows (in thousands):

Amount
Year ending December 31,
2011	3,028
2012	2,854
2013	2,818
2014	1,326
2015	1,326
Thereafter	88
Total estimated future amortization expense	$11,440

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Note 9:  Goodwill

Goodwill consisted of the following (in thousands):

Amount
Balance at December 31, 2008	$2,661
Goodwill related to consolidation of Hughes Systique	2,432
Total goodwill at December 31, 2010 and 2009(1)	$5,093

(1) Consisted of $2.6 million related to the North America Broadband segment and $2.4 million related to the Corporate and Other segment.

Note 10:  Other Assets

Other assets consisted of the following (in thousands):

	December 31,
	2010	2009
Subscriber acquisition costs	$25,695	$29,884
Debt issuance costs	17,150	12,899
Other	30,352	33,053
Total other assets	$73,197	$75,836

As of December 31, 2010, “Other” included our cost method and equity method investments, which includes our investment in HTI. On March 12, 2009, we exchanged $13.0 million of receivables that HTI owed to us for HTI convertible preferred stock (“HTI Preferred Stock”) as part of a $50.0 million private placement of HTI Preferred Stock. In connection with the merger of HTI with Polaris Acquisition Corp. (the “HTI Merger”), which occurred on March 31, 2009, HTI became a publicly traded company and our HTI Preferred Stock was converted into approximately 3.3 million shares of HTI common stock (“HTI Shares”), of which 1.3 million shares and 2.0 million shares are referred to as Non-escrowed shares and Escrowed shares, respectively. The Escrowed shares are subject to certain restrictions and/or earn-out provisions pursuant to the HTI Merger agreement.

As of December 31, 2010, the Non-escrowed shares had a fair value of $3.8 million. We recorded an unrealized loss of $0.5 million for the year ended December 31, 2010 and of $2.9 million since the inception of our investment in the Non-escrowed shares in AOCL.

The Escrowed Shares are held by HTI in escrow, and the release of these shares is subject to various earn-out provisions based on HTI attaining specified stock prices of $20.00, $24.50 and $30.50 over specified periods within 5 years of the Merger. If the full earn-out is achieved, our investment could represent approximately 3.6% of HTI’s outstanding common stock. If the earn-out is not attained, all or a portion of the Escrowed Shares will be forfeited. In addition to the risk and valuation fluctuations associated with the earn-out target, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods. We account for the Escrowed Shares using the cost method in accordance with ASC 325 “Investments—Other,” as the Escrowed Shares are not considered marketable equity securities as of December 31, 2010. In accordance with ASC 320-10-35, “Investments—Debt and Equity Securities—Subsequent Measurement”, we recognized $5.2 million of other than temporary impairment loss in December 2009 based on our estimate of fair value of Escrowed Shares in “Loss on impairments” included in the accompanying Consolidated Statements of Operations. HTI investment is related to our Corporate and Other segment. As of December 31, 2010, the carrying value and estimated fair value of the HTI Escrowed Shares was $1.1 million and $0.5 million, respectively.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Note 11:  Accrued Liabilities and Other

Accrued liabilities and other consisted of the following (in thousands):

	December 31,
	2010	2009
Accrued and other liabilities	$47,107	$44,456
Progress billings to customers	40,912	47,911
Payroll and other compensation	27,698	26,512
Accrued interest expense	13,073	12,895
Total accrued liabilities and other	$128,790	$131,774

Note 12:  Debt

Short-term and the current portion of long-term debt consisted of the following (dollars in thousands):

	Interest Rates at	December 31,
	December 31, 2010	2010	2009
VSAT hardware financing	7.27% - 15.00%	$3,109	3,158
Revolving bank borrowings	8.75%	967	1,547
Capital lease and other	5.50% - 39.60%	2,209	2,045
Total short-term and the current portion of long-term debt		$6,285	$6,750

As of December 31, 2010, HNS had outstanding revolving bank borrowings of $1.0 million, which had a variable interest rate of 8.75%. The borrowing was obtained by HNS’ Indian subsidiary under its revolving line of credit with a local bank. There is no requirement for compensating balances for these borrowings. The total amount available for borrowing by our foreign subsidiaries under various revolving lines of credit was $4.1 million as of December 31, 2010.

Long-term debt consisted of the following (dollars in thousands):

	Interest Rates at	December 31,
	December 31, 2010	2010	2009
Senior Notes(1)	9.50%	$590,173	$587,874
Term Loan Facility	7.62%	115,000	115,000
COFACE Guaranteed Facility	5.13%	27,403	—
VSAT hardware financing	7.27% - 15.00%	3,214	5,861
Capital lease and other	5.50% - 39.60%	4,786	6,222
Total long-term debt		$740,576	$714,957

(1) Includes 2006 Senior Notes and 2009 Senior Notes.

On October 29, 2010, HNS entered into a $115 million loan agreement with BNP Paribas and Societe Generale (“COFACE Guaranteed Facility”), which is guaranteed by COFACE, the French Export Credit Agency, to finance the launch related costs for Jupiter satellite. Pursuant to the COFACE Guaranteed Facility agreement, loan draw-downs, which began in the fourth quarter of 2010, will occur over the construction period for the launch vehicle up to the time of the launch, which is estimated to be in the first half of 2012. COFACE Guaranteed Facility has a fixed interest rate of 5.13%, payable semi-annually in arrears starting six months after each borrowing, and requires that principal repayments are to be paid in 17 consecutive equal semi-annual installments starting the earlier of (i) six months after the in-orbit delivery, or (ii) December 1, 2012. The agreement also contains covenants and conditions which are customary for financings of this type. As of December 31, 2010, HNS had $27.4 million of borrowings outstanding under the loan and an available borrowing capacity of $87.6 million.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

On March 16, 2010, HNS entered into a credit agreement with JP Morgan Chase Bank, N.A. and Barclays Capital to amend and restate its senior secured $50 million revolving credit facility (the “Revolving Credit Facility”). Pursuant to the terms of the agreement, among other changes, the maturity date of the Revolving Credit Facility was extended to March 16, 2014, subject to an early maturity date of 91 days prior to March 16, 2014 in the event HNS’ 2009 and 2006 Senior Notes and HNS’ Term Loan Facility (as defined below) are not (i) repaid in full or (ii) refinanced with new debt (or amended) with maturities of no earlier than 91 days after March 16, 2014. The terms of the Revolving Credit Facility were amended to be: (i) in respect of the interest rate, at our option, the Alternative Borrowing Rate (as defined in the Revolving Credit Facility) plus 2.00% or the Adjusted London Interbank Offered Rate (“LIBOR”) (as defined in the Revolving Credit Facility) plus 3.00% and (ii) in respect of the participation fee for outstanding letters of credit, 3.00% per annum, in each case subject to downward adjustment based on our leverage ratio. For the years ended December 31, 2010 and 2009, there was no borrowing under the Revolving Credit Facility. As of December 31, 2010, the Revolving Credit Facility had total outstanding letters of credit of $4.4 million and an available borrowing capacity of $45.6 million.

On May 27, 2009, HNS, along with its subsidiary, HNS Finance Corp., as co-issuer, completed a private debt offering of $150.0 million of 9.50% senior notes maturing on April 15, 2014 (the “2009 Senior Notes”). The terms and covenants with respect to the 2009 Senior Notes are substantially identical to those of the 2006 Senior Notes. Interest on the 2009 Senior Notes is accrued from April 15, 2009 and is paid semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2009. After the original issue discount of $13.6 million and related offering expenses of approximately $4.5 million, HNS received net proceeds of approximately $133.6 million, including $1.7 million of prepaid interest received from the note holders, from the offering. The 2009 Senior Notes were offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended, (the “Securities Act”) and in offshore transactions to non-United States persons in reliance on Regulation S of the Securities Act. In connection with the offering of the 2009 Senior Notes, HNS entered into a registration rights agreement requiring HNS to complete a registered exchange offer relating to the 2009 Senior Notes within 360 days after May 27, 2009. On August 17, 2009, HNS completed the registered exchange offer pursuant to the registration rights agreement. Accordingly, the 2009 Senior Notes have been registered under the Securities Act. As of December 31, 2010 and 2009, HNS recorded $3.0 million of accrued interest payable related to the 2009 Senior Notes.

In February 2007, HNS borrowed $115 million from a syndicate of banks (the “Term Loan Facility”), which matures on April 15, 2014. The interest on the Term Loan Facility is paid quarterly at Adjusted LIBOR (as defined in the Term Loan Facility) plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, HNS entered into a swap agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum (the “Swap Agreement”). As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. As of December 31, 2010 and 2009, interest accrued based on the Swap Agreement and the Term Loan Facility was $0.7 million and $0.8 million, respectively.

In April 2006, HNS issued $450 million of 9.50% senior notes maturing on April 15, 2014 (the “2006 Senior Notes”). Interest on the 2006 Senior Notes is paid semi-annually in arrears on April 15 and October 15. As of December 31, 2010 and 2009, we recorded $8.9 million of accrued interest payable related to the 2006 Senior Notes.

Although the terms and covenants with respect to the 2009 Senior Notes are substantially identical to the 2006 Senior Notes, the 2009 Senior Notes were issued under a separate indenture and do not vote together with the 2006 Senior Notes. Each of the indentures governing the 2006 Senior Notes and the 2009 Senior Notes (collectively, the “Senior Notes”), the agreement governing the amended Revolving Credit Facility, the agreement governing the COFACE Guaranteed Facility and the agreement governing the Term Loan Facility require HNS to comply with certain affirmative and negative covenants: (i) in the case of the indentures, for so long as any Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended Revolving Credit Facility is in effect; (iii) in the case of the COFACE Guaranteed Facility, for so long as the COFACE Guaranteed Facility remains outstanding; and (iv) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on the ability of HNS and/or certain of its subsidiaries to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from HNS’ subsidiaries; sell assets and capital stock of our subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of our assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indentures governing the Senior Notes, the COFACE Guaranteed Facility and/or the agreement governing the Term Loan Facility contain affirmative covenants that require us to: (i) preserve our businesses and properties; (ii) maintain insurance over our assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. HNS and its subsidiaries comprise a

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

substantial portion of the Company’s net assets and results of operations since January 1, 2006. Because of the negative covenants above, there are certain restrictions on the sale of HNS’ assets. As of December 31, 2010 and 2009, HNS’ net assets were $221.9 million and $200.0 million, respectively. Management believes that HNS was in compliance with all of its debt covenants as of December 31, 2010.

Prior to September 2005, we leased certain VSAT hardware under an operating lease with customers which were funded by two financial institutions at the inception of the operating lease for the future operating lease revenues. As part of the agreement, the financial institution received title to the equipment and obtained the residual rights to the equipment after the operating lease with the customer expires and assumed the credit risk associated with non-payment by the customers. However, we retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). Accordingly, we recognized a liability to the financial institution for the funded amount. We have not provided a reserve for a Non-Performance Event because we believe that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

In July 2006, we entered into a capital lease with 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), which are our related parties as discussed in Note 20—Transactions with Related Parties. Pursuant to the capital lease agreement, 95 West Co. and MLH agreed to provide a series of coordination agreements allowing HNS to operate SPACEWAY 3 at the 95° west longitude orbital slot where 95 West Co. and MLH have higher priority rights. As of December 31, 2010, the remaining debt balance under the capital lease was $4.9 million, which was included in “Capital lease and other” in the short-term and long-term debt tables above. The remaining payments under the capital lease are subject to conditions in the agreement including our ability to operate SPACEWAY 3 and are $1.0 million for each of the years ending December 31, 2011 through 2016.

Principal payments of our debt at December 31, 2010 are as follows (in thousands):

Amount
Year ending December 31,
2011	$6,285
2012	4,803
2013	4,817
2014	709,634
2015	4,260
Thereafter	17,062
Total debt	$746,861

Note 13:  Financial Instruments

Interest Rate Swap

The interest on the Term Loan Facility was at Adjusted LIBOR plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, we entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. We account for the Swap Agreement as a cash flow hedge in accordance with ASC 815-30 “Derivatives and Hedging—Cash Flow Hedges.” Accordingly, in connection with the fair market valuation of the interest rate swap, we recorded a net unrealized loss of $2.4 million, a net unrealized gain of $6.9 million and a net unrealized loss of $11.9 million for the years ended December 31, 2010, 2009 and 2008, respectively, in AOCL. The remaining net interest payments based on the Swap Agreement and the Term Loan Facility are paid quarterly and estimated to be approximately $8.8 million for each of the years ending December 31, 2011 through 2013 and $3.3 million for the year ending December 31, 2014. We recorded interest expense of $8.9 million, $9.0 million and $8.9 million for the years ended December 31, 2010, 2009 and 2008, respectively, on the Term Loan Facility.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Note 14:  Fair Value

Under ASC 820 “Fair Value Measurements and Disclosures,” fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date, and the principal market is defined as the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability. If there is no principal market, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received for the asset or minimizes the amount that would be paid to transfer the liability. ASC 820 clarifies that fair value should be based on assumptions market participants would make in pricing the asset or liability. Where available, fair value is based on observable quoted market prices or derived from observable market data. Where observable prices or inputs are not available, valuation models are used (i.e. Black-Scholes, a barrier option model or a binomial model). ASC 820 established the following three levels used to classify the inputs used in measuring fair value measurements:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs, other than quoted prices, that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on the assumptions market participants would use in pricing the asset or liability based on the best available information.

In determining fair value, we use various valuation approaches, including market, income and/or cost approaches. Other valuation techniques involve significant management judgment. As of December 31, 2010, the carrying values of cash and cash equivalents, receivables, net, accounts payable, and short-term debt approximated their respective fair values because of their short-term maturities.

Our investment in the HTI Shares was measured using Level 1 and Level 2 inputs for the Non-escrowed shares and Escrowed shares, respectively. The fair value of the Non-escrowed shares, as shown in the table below, was determined based on the quoted market prices. For the year ended December 31, 2010, we recognized unrealized losses of $0.5 million in AOCL related to the Non-escrowed shares. The fair value of the Escrowed shares, as shown in the table below, was determined using market observable data and utilizing a barrier option pricing model. The valuation of the Escrowed shares reflects the Company’s best estimate of what market participants would use in pricing the investment based on the best available information. For the year ended December 31, 2010, the estimated fair value of the Escrowed shares declined by $0.6 million from its carrying value of $1.1 million at December 31, 2009 to $0.5 million as of December 31, 2010. Based on our valuation analysis in accordance with ASC 320-10-35 “Investments—Debt and Equity Securities—Subsequent Measurement,” we determined that the decline in the estimated fair value of the Escrowed shares during 2010 is not an “other than temporary” impairment.

Our Senior Notes were categorized as Level 1 of the fair value hierarchy as we utilized pricing for recent market transactions for identical notes.

Our Term Loan Facility originally had a variable interest rate based on observable interest rates plus 2.50% per annum. To mitigate the variable interest rate risk, we entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. We adjust the value of the interest rate swap on a quarterly basis. The fair value of the interest rate swap was categorized as Level 2 of the fair value hierarchy.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands):

			December 31, 2010
		Included	Carrying		Fair
	Level	In	Value		Value
Marketable securities	2	Marketable securities	$39,532		$39,532
Marketable security	1	Marketable securities	$5,000		$5,000
HTI Non-escrowed Shares	1	Other assets	$3,770		$3,770
HTI Escrowed Shares	2	Other assets	$1,121		$499
2006 Senior Notes	1	Long-term debt	$450,000		$464,625
2009 Senior Notes	1	Long-term debt	$140,173	(1)	$153,750
Term Loan Facility	2	Long-term debt	$115,000		$110,688
COFACE Guaranteed Facility	2	Long-term debt	$27,403		$29,018
Orbital slot commitment	2	Short-term/Long-term debt	$4,917		$5,487
VSAT hardware financing	2	Short-term/Long-term debt	$6,323		$6,323
Interest rate swap on the Term Loan Facility	2	Other long-term liabilities	$12,901		$12,901

(1) Amount represents the face value of $150.0 million, net of the remaining original issue discount of $9.8 million.

Note 15:  Income Taxes

The income (loss) before income tax expense and equity in earnings (losses) of unconsolidated affiliates and the corresponding income tax expense (benefit) reflected on the consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 consisted of the following (in thousands):

	Year Ended December 31,
	2010	2009	2008
Income (loss) before income tax expense and equity in earnings (losses) of unconsolidated affiliates:
Domestic income (loss)	$19,984	$(60,612)	$9,093
Foreign income	8,712	11,241	8,427
Total	$28,696	$(49,371)	$17,520
Components of income tax expense:
Current income tax expense:
Foreign	$5,950	$2,750	$2,373
State	756	650	803
Total current income tax expense	6,706	3,400	3,176
Deferred income tax expense (benefit):
Foreign	(990)	(954)	4,417
Federal	—	—	—
Total deferred income tax expense (benefit)	(990)	(954)	4,417
Total income tax expense	$5,716	$2,446	$7,593

We entered into a tax sharing agreement with LightSquared (the “Tax Sharing Agreement”) at the time of the separation of the Company from LightSquared during 2006, pursuant to which we are responsible for all LightSquared tax liabilities through February 21, 2006. As a result, we paid LightSquared $1.1 million for its 2006 alternative minimum tax (“AMT”) liability. In accordance with the Tax Sharing Agreement, we are entitled to reimbursement of the $1.1 million from LightSquared at such time LightSquared realizes the benefit of the AMT credit. Recent tax legislation contains provisions enabling the acceleration of AMT credit refund, which LightSquared collected from the Internal Revenue Service and forwarded to the Company in December 2010.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Our consolidated temporary differences that give rise to the net deferred tax assets at December 31, 2010 and 2009 are as follows (in thousands):

	December 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$149,246	$141,041
Capital loss carryforwards	3,649	4,797
Alternative minimum tax credit	475	475
Research and development credit	6,952	5,568
Other assets	13,490	12,201
Total gross deferred tax assets	173,812	164,082
Deferred tax liabilities:
Investment in Hughes Network Systems, LLC	80,599	75,490
Compensation expense on restricted stock	490	554
Total gross deferred tax liability	81,089	76,044
Net deferred tax assets before valuation allowance	92,723	88,038
Valuation allowance	(87,075)	(83,540)
Net deferred tax assets	$5,648	$4,498

As we have not met the more-likely-than-not criteria of ASC 740 on deferred tax assets in certain jurisdictions and therefore have maintained a full valuation allowance on these deferred tax assets as of December 31, 2010. Certain deferred tax assets, namely $5.1 million associated with our foreign subsidiaries and $0.5 million associated with our AMT credit, require no valuation allowance.

As of December 31, 2010, our Federal and State net operating losses (“NOL”) carryforwards are approximately $334.6 million expiring between the years 2012 and 2029, if unused, and our capital loss carryforwards were approximately $10.4 million expiring between 2011 and 2014, if unused.

Our German and United Kingdom (“U.K.”) subsidiaries have approximately $35.2 million and $50.8 million of NOL carryforwards, respectively. As the U.K. subsidiary is treated as a disregarded entity for U.S. income tax purposes, its net income or loss is reported on HNS’ partnership income tax return and subsequently allocated to us. The NOL carryforwards are available to reduce future U.K. taxable income and do not expire. The NOL carryforwards of the German subsidiary are available to reduce future German taxable income and do not expire.

As the German and U.K. subsidiaries have not met the more-likely—than-not criteria of ASC 740, we maintained a full valuation allowance on the German and U.K. deferred tax assets as of December 31, 2010. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments.

For the years ended December 31, 2010, 2009 and 2008, income tax expense differs from the amounts computed by applying the statutory rates to our income from continuing operations before income taxes as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Income (loss) before income tax expense and equity in earnings (losses) of unconsolidated affiliates:	$28,696	$(49,371)	$17,520
Federal income tax @ 35%	$10,043	$(17,280)	$6,132
Net permanent differences	(1,385)	274	512
Change in valuation allowance	(5,804)	20,677	896
State taxes, net of federal benefit	756	648	803
Foreign taxes in excess of federal tax (benefit)	2,106	(1,873)	(750)
Total income tax expense	$5,716	$2,446	$7,593

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

We have not provided for U.S. deferred income taxes or foreign withholding taxes on $33.1 million of our undistributed earnings for certain non-U.S. subsidiaries earnings because these earnings are intended to be permanently reinvested in operations outside the United States.

Under ASC740, we may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. ASC 740 requires increased disclosures and also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods.

A tabular reconciliation of a change in unrecognized tax benefits for the years ended December 31, 2010 and 2009 is as follows (in thousands):

	December 31,
	2010	2009	2008
Beginning balance of unrecognized tax benefits	$11,142	$10,222	$8,708
Gross increases—tax positions in prior periods	44	230	989
Gross decreases—tax positions in prior periods	(7,794)	—	—
Gross increases—tax positions in current period	741	690	525
Ending balance of unrecognized tax benefits	$4,133	$11,142	$10,222

In accordance with ASC 740, we have identified unrecognized tax benefits related to tax positions of $11.1 million as of December 31, 2009, an additional $0.8 million, and a reduction of $7.8 million of unrecognized tax benefits in 2010. If recognized, the total unrecognized tax benefits would impact our effective tax rate. We anticipate that uncertain tax positions will increase within the next twelve months in a range of $0.5 million to $1.0 million.

We recognize interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense in the consolidated statements of operations. As of December 31, 2010, we have not recorded any liability for the payment of interest or penalties associated with uncertain tax positions. Following is a description of the tax years that remain subject to examination by major tax jurisdictions:

United States - Federal	1997 and forward
United States - Various States	1997 and forward
United Kingdom	2005 and forward
Germany	2004 and forward
Italy	2006 and forward
India	1995 and forward
Mexico	2000 and forward
Brazil	2004 and forward

During 2009, the Internal Revenue Service (“IRS”) conducted an audit of the Company’s 2007 U.S. Income Tax Return. The Company received a final determination letter with no adjustments proposed by the IRS.

Note 16:  Employee Share-Based Payments

2006 Equity and Incentive Plan

In January 2006, we adopted and our Board of Directors approved the 2006 Equity and Incentive Plan (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to directors, officers, other employees, advisors and consultants of the Company and its subsidiaries who are selected by our Compensation Committee for participation in the Plan. Unless earlier terminated by our Board of Directors, the Plan will expire on the tenth anniversary of the date of its adoption. Termination of the Plan is not intended to adversely affect any award that is then outstanding without the award holder’s consent. Our Board of Directors may amend the Plan at any time. Plan amendments are not intended to adversely affect any

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

award that is then outstanding without the award holder’s consent, and the Company must obtain stockholder approval of a plan amendment if stockholder approval is required to comply with any applicable law, regulation or stock exchange rule.

The Plan provides for the issuance of up to 2,700,000 shares of our common stock which may be issued in the form of restricted stock, stock options or stock appreciation rights; provided that the maximum number of shares that may be issued pursuant to the exercise of incentive stock options may not exceed 1,350,000 shares. In accordance with the terms of the Plan, in August 2006, the Board of Director delegated to the CEO the authority to award, at the CEO’s discretion, up to 250,000 shares in the aggregate of restricted stock to employees (other than Section 16 reporting persons) up to a maximum award of 4,000 shares per employee. The CEO has issued restricted stock awards and restricted stock units to employees, for which 50% of the shares vest on the second anniversary of the issuance date, and an additional 25% of the shares vest on each of the third and fourth anniversaries of the issuance date. The fair value of the shares is calculated based on the market price on the grant date.

We also issue shares under the Plan to directors, officers and key employees and contractors of the Company and its wholly-owned subsidiaries. These awards are issued at their fair market value on the date of grant. In February 2009, we issued an aggregate of 90,000 shares of restricted stock, which vest over a three year period, to members of our Board of Directors.

The Company and HNS account for shares issued in accordance with the provisions of ASC 718, “Compensation—Stock Compensation.” The Company records compensation expense for restricted stock awards and restricted stock units on a straight-line basis over their vesting period. For the years ended December 31, 2010, 2009 and 2008, we recorded compensation expense related to the issuance of restricted stock awards and restricted stock units, after adjustment for forfeitures, of $2.4 million, $2.9 million and $3.2 million, respectively. As of December 31, 2010, we had $1.5 million of unrecognized compensation expense related to the restricted stock awards and restricted stock units, which will be recognized over a weighted average life of 1.89 years. We recognized a tax benefit of $3.8 million, $1.2 million and $2.6 million related to restricted stock awards, restricted stock units and stock options for the years ended December 31, 2010, 2009 and 2008, respectively.

Summaries of non-vested restricted stock awards and restricted stock units are as follows:

Restricted Stock Awards

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Non-vested at December 31, 2009	162,360	$27.37
Forfeited	(2,950)	$46.89
Vested	(81,084)	$33.60
Non-vested at December 31, 2010	78,326	$20.19

The weighted-average grant date fair value of restricted stock awards granted for the years ended December 31, 2009 and 2008 were $11.13 and $47.95, respectively. No restricted stock awards were granted for the year ended December 31, 2010. The total fair value of shares vested during the years ended December 31, 2010, 2009 and 2008 were $2.7 million, $3.6 million and $6.9 million, respectively.

Restricted Stock Units

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Non-vested at December 31, 2009	8,675	$28.73
Granted	18,000	$28.99
Vested	(3,175)	$45.35
Non-vested at December 31, 2010	23,500	$26.68

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

The weighted-average grant date fair value of restricted stock units granted for the years ended December 31, 2010, 2009 and 2008 were $28.99, $8.82 and $43.27, respectively. The total fair value of units vested during the years ended December 31, 2010, 2009 and 2008 were $0.1 million, $0.1 million and $0.2 million, respectively.

Stock Option Program

On April 24, 2008, our Compensation Committee made stock options awards under the Plan (the “Stock Option Program”), which consisted of the issuance of non-qualified stock options to employees of the Company and its subsidiaries. A total of 1,250,000 options (the “Option Pool”) have been authorized under the Stock Option Program for option awards during the period of April 24, 2008 to December 31, 2011. The grant and exercise price of the stock options is the closing price of the Company’s common stock on the date of the grant. Any options forfeited or cancelled before exercise will be deposited back into the Option Pool and will become available for award under the Stock Option Program. In accordance with the terms of the Stock Option Program, the Compensation Committee delegated to our Chief Executive Officer (“CEO”) and President the authority to award options, at his discretion, to the current and future employees of the Company and its subsidiaries. Each grant has a 10 year life and vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model based on the assumptions noted in the table below.

Since we became a public registrant in February 2006, we did not have sufficient history to measure expected volatility using our own stock price history nor have the history to compute the expected term of the stock options at the time of issuing stock options to employees. As a result, we utilized an average volatility based on a group of companies identified as our peers. We estimated the expected term of the stock options, which is closely aligned with the identified peer group, based upon the current anticipated corporate growth, the currently identified market value of the stock price at issuance and the vesting schedule of the stock options. The risk-free interest rate is based on the published U.S. Treasury Yield Curve as of the grant date for the period of 5 years which most closely correlates to the expected term of the option award. Dividend yield is zero as we have not, nor do we currently plan to, issue dividends to our shareholders.

On March 19, 2009, we offered eligible participants in the Stock Option Program the opportunity to exchange (the “Exchange Offer”) all or a portion of their eligible outstanding stock options for new stock options, on a one-for-one basis, through an exchange offer, which expired on April 16, 2009. Each new option (the “New Option”) has an exercise price of $14.47, which was the closing price of our common stock on April 15, 2009, and a new vesting schedule to reflect the new grant date of April 16, 2009.

As a result of the Exchange Offer, which was completed on April 16, 2009, 546,900 outstanding stock options (representing 100% participation) were exchanged, and the estimated fair value of the New Options of $2.3 million was computed using a Black-Scholes option valuation model based on the new grant date. The compensation expense related to the New Options is recognized on a straight-line basis over the four-year vesting period beginning on the date of grant.

The key assumptions for the option awards for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Year Ended December 31,
	2010	2009	2008
Volatility range	45.33% — 45.90%	45.97% — 47.92%	47.60% — 55.0%
Weighted-average volatility	45.40%	47.62%	47.67%
Expected term	5 years	5 years	5 years
Risk-free interest rate range	1.18% — 2.59%	1.71% — 2.20%	3.15% — 1.50%
Weighted-average risk-free interest rate	1.20%	1.79%	3.14%

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

A summary of option activity under the Stock Option Program is presented below:

			Weighted
			Average	Aggregate
	Option	Weighted-Average	Remaining	Intrinsic
	Shares	Exercise Price	Contractual Life	Value(1)
Outstanding at January 1, 2008	—	$—
Granted	562,400	$53.67
Forfeited or expired	(10,000)	$54.00
Outstanding at December 31, 2008	552,400	$53.67	9.32	$—
Retired	(546,900)	$54.00
Granted	647,400	$16.77
Forfeited or expired	(4,850)	$20.84
Outstanding at December 31, 2009	648,050	$16.77	9.37	$6,326
Granted	572,500	$28.99
Forfeited or expired	(22,350)	$19.56
Exercised	(1,250)	$17.03
Outstanding at December 31, 2010	1,196,950	$22.56	9.04	$21,412
Vested and expected to vest at December 31, 2010	1,077,255	$22.56	9.04	$19,271
Exercisable at December 31, 2010	1,250	$17.03	7.96	$29

(1) In thousands.

The weighted-average grant date fair value of options granted during the years 2010, 2009 and 2008 were $28.99, $16.77 and $53.67, respectively. The total intrinsic value of options exercised for the year ended December 31, 2010 was minimal. The compensation expense related to stock option awards is recognized on a straight-line basis over the four-year vesting period beginning on the date of grant. We recorded $4.3 million, $3.5 million and $2.0 million compensation expense for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010, we had $12.6 million of unrecognized compensation expense for non-vested stock options, which is expected to be recognized over a weighted average period of 3.08 years. As of December 31, 2010, there were 1,250 stock options outstanding and exercisable, which have an exercise price of $17.03.

HNS’ Bonus Unit Plan

In July 2005, HNS adopted an incentive bonus unit plan (the “Bonus Unit Plan”) pursuant to which 4.4 million bonus units representing approximately 4% of the increase in the value of HNS, as defined in the Bonus Unit Plan, were granted to certain of its employees. The bonus units provide for time vesting over five years and are subject to a participant’s continued employment with HNS. Pursuant to the Bonus Unit Plan, if participants are employed by HNS on the predetermined exchange dates, they are entitled to exchange their vested bonus units for shares of our common stock.

The first exchange occurred on July 15, 2008, when approximately 1.9 million bonus units were exchanged for 192,399 shares of our common stock. The number of our common stock shares to be issued upon each exchange is calculated based upon the fair market value of the vested bonus unit divided by the closing trading price of our common stock for the 20 business days immediately preceding the date of the exchange. The fair value of the bonus units on the grant date was approximately $1.2 million, after adjustment for a 13% estimated forfeiture rate, based on the estimated increase in the fair market value of HNS’ net equity at the time of the grant.

On September 19, 2008, HNS issued 310,000 bonus units to certain of its employees pursuant to the terms of the Bonus Unit Plan. The fair value of the new issuance of bonus units was determined using a forward pricing model. The total estimated compensation expense for the new issuance of bonus units is $1.7 million, after adjustment for a 10% estimated forfeiture rate. Pursuant to ASC 718, we amortize the compensation expense of the Bonus Unit Plan over the vesting period beginning on the date of grant. For the years ended December 31, 2010, 2009 and 2008, we recognized compensation expense of $0.8 million, $0.8 million and $0.4 million, respectively. On July 15, 2010, the 2.1 million vested bonus units vested were exchanged for approximately 207,000 shares (net of income tax withholding) of our common stock pursuant to the Bonus Unit Plan. The remaining 300,000 bonus units will vest on July 15, 2011.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following table summarizes changes in bonus units under the Bonus Unit Plan:

	Year Ended December 31,
	2010	2009
Non-vested beginning balance	2,453,250	2,500,000
Converted to HCI common shares	(2,139,500)	—
Forfeited	(13,750)	(46,750)
Non-vested ending balance	300,000	2,453,250

HNS Class B Membership Interests

HNS’ Class B membership interests were issued to certain members of our senior management, two of HNS’ former senior management and a member of our Board of Directors. The Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% vesting based upon certain performance criteria. At the holders’ election, vested Class B membership interests may be exchanged for our common stock. The number of shares of our common stock to be issued upon such exchange is based upon the fair market value of such vested Class B membership interest tendered for exchange divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of such exchange. As of December 31, 2010, 3,272 of the 3,280 outstanding Class B membership interests were vested. If the total outstanding Class B membership interests were to convert into our common stock as of December 31, 2010, they could be exchanged for approximately 646,000 shares of our common stock. On September 25, 2009, we registered 75,000 shares of our common stock with the SEC on Form S-8 to be issued, from time to time, upon the exchange of the Class B membership interests.

Pursuant to ASC 718 “Compensation—Stock Compensation,” HNS determined that the Class B membership interests had nominal value at the date of grant, and, accordingly, $0.1 million compensation expense was recorded for each of the years ended December 31, 2010, 2009 and 2008. A summary of changes in Class B membership interests is as follows:

	Year Ended December 31,
	2010	2009
Outstanding beginning balance	3,330	3,656
Converted to HCI common shares	(50)	(326)
Outstanding ending balance	3,280	3,330

LightSquared’s 1998 Long Term Incentive Plan

Pursuant to LightSquared’s 1998 Long Term Incentive Plan (the “LightSquared Plan”), the compensation committee of the Board of Directors of LightSquared was required to make an equitable adjustment to the terms of options issued under the LightSquared Plan in the event a special, large and nonrecurring dividend or distribution affects LightSquared’s common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the participants under the LightSquared Plan. LightSquared’s compensation committee has discretion to make such an adjustment to any option issued under the LightSquared Plan by adjusting the number and kind of shares that may be issued in respect of outstanding options or the exercise price relating to such options. Pursuant to this provision, LightSquared’s compensation committee determined that holders of stock options issued under the LightSquared Plan who were members of LightSquared’s management and Board of Directors as of the date of the distribution, when LightSquared separated us into a publicly traded company in 2006 (the “Distribution”), as well as a consultant and former directors who were involved with LightSquared’s acquisition of HNS, would receive an option to purchase one share of our common stock for each option to purchase two shares of LightSquared common stock that they held as of the date of the Distribution. The issuance of such options to purchase our common stock was in lieu of a larger adjustment to the exercise price of the LightSquared options that such holders would otherwise have been entitled to, had they not received options to purchase our common stock. A reduction in the exercise price (or in some cases, an increase in the number of shares) was the manner in which all other LightSquared options outstanding under the plan were adjusted. In February 2006, the Company issued options to purchase 435,836 shares of our common stock to holders of LightSquared options under the Plan.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

The exercise price of such options to purchase shares of our common stock that were issued to certain holders of options to purchase LightSquared common stock was determined by multiplying the exercise price of such LightSquared option by a fraction, the numerator of which was the closing price of a share of our common stock on the first trading day after the Distribution date multiplied by the exchange ratio of 0.5 and the denominator of which was that price multiplied by the exchange ratio plus the closing price of a share of LightSquared common stock on the first trading day after the Distribution date and further dividing such result by the exchange ratio.

The fair value of each share or option, as applicable, was determined on the date of grant, except for shares of restricted stock issued to a consultant. In accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”, the fair value of such shares is adjusted at the end of the reporting period, and accordingly, the fair value as of December 31, 2010 was used for determining compensation expense attributable to such shares.

The following table summarizes stock option activity and related information for the LightSquared Plan for the years ended December 31, 2010, 2009 and 2008:

		Weighted
	Number of	Average	Aggregate
	Shares	Exercise Price	Intrinsic Value*
Options outstanding & exercisable at January 1, 2008	65,834	$19.80	$2,292
Exercised by holders of LightSquared options	(3,334)	$22.53	$—
Options outstanding & exercisable at December 31, 2008	62,500	$19.65	$—
Options outstanding & exercisable at December 31, 2009	62,500	$19.65	$399
Exercised by holders of LightSquared options	(5,000)	$22.53	$—
Options outstanding & exercisable at December 31, 2010	57,500	$19.40	$1,210

* In thousands.

The following table summarizes information about stock options that are outstanding and exercisable as of December 31, 2010:

	Stock Options Outstanding and Exercisable
			Weighted
		Weighted	Average
	Number of	Average	Remaining Life
Range of Exercise Prices	Shares	Exercise Price	(Years)
$1.48	5,000	$1.48	3.13
$20.23 - $22.53	52,500	$21.11	4.30
	57,500	$19.40	4.20

Note 17:  Other Benefits

401(k) Plan

We have a 401(k) salary deferral program for eligible employees in the United States who have met certain service requirements. Eligible employees may contribute up to 25% (16% for highly compensated employees) of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to a limit of $16,500 in 2010 per the IRS. Employee contributions are immediately vested. We will match 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on up to an additional 6% of eligible compensation. Matching contributions are 100% vested after eligible employees have completed three years of service. During 2010, 2009 and 2008, we made $6.7 million, $6.9 million and $6.9 million, respectively, of matching contributions.

In addition, as allowed by the IRS, participants who are age 50 or older may make additional contributions (“catch-up contributions”), up to $5,500 in 2010, into the plan. The Company does not match the catch-up contributions. The plan also permits participants to make contributions on an after-tax basis.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Long-Term Cash Incentive Retention Program

In 2005, HNS established a one-time employee retention program (“Retention Program”), which was designed to retain certain employees chosen by HNS’ senior management. As a result of HNS successfully attaining 100% of its earnings goal for 2008, as defined in the Retention Program, HNS paid an aggregate of $14.7 million to eligible participants under the Retention Program in 2009, of which $13.2 million was accrued as of December 31, 2008. The Company has no further obligation associated with the Retention Program.

Note 18:  Stockholders’ Equity

The Company is a publicly-traded company and is authorized to issue 64,000,000 shares of common stock, par value $0.001 per share. The Company is also authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock can be issued in one or more classes or series, and the Board of Directors have the authority to establish voting rights, preferences, and other rights related to dividends, convertibility, redemptions and other limitations as may be permitted by the General Corporation Law of the State of Delaware. As of December 31, 2010, no class or series of preferred stock had been established by the Company’s Board of Directors.

Note 19:  Segment Data and Geographic Data

Set forth below is selected financial information for our operating segments (in thousands). There were no intersegment transactions in 2010, 2009 and 2008.

	North
	America	International	Telecom	HTS	Corporate
	Broadband	Broadband	Systems	Satellite	and Other	Consolidated
As of or For the Year Ended December 31, 2010
Revenues	$733,750	$205,607	$95,069	$3,317	$5,584	$1,043,327
Operating income (loss)	$67,884	$10,571	$14,183	$(3,350)	$(3,664)	$85,624
Depreciation and amortization	$111,743	$15,029	$4,182	$—	$632	$131,586
Assets	$633,775	$185,316	$44,252	$249,952	$249,880	$1,363,175
Capital expenditures(1)	$95,628	$10,295	$343	$180,741	$8,885	$295,892
As of or For the Year Ended December 31, 2009
Revenues	$690,279	$203,886	$112,500	$—	$3,034	$1,009,699
Operating income (loss)(2)	$(7,991)	$15,120	$14,227	$(37)	$(9,007)	$12,312
Depreciation and amortization	$84,706	$13,355	$4,078	$—	$592	$102,731
Assets	$632,803	$184,461	$45,500	$66,596	$373,034	$1,302,394
Capital expenditures(1)	$95,556	$15,124	$1,213	$44,065	$7,578	$163,536
As of or For the Year Ended December 31, 2008
Revenues	$667,665	$237,188	$155,038	$—	$462	$1,060,353
Operating income (loss)	$21,339	$21,679	$25,116	$—	$(3,842)	$64,292
Depreciation and amortization	$55,868	$9,233	$3,836	$—	$—	$68,937
Assets	$648,603	$197,087	$64,727	$—	$279,976	$1,190,393
Capital expenditures(1)	$71,696	$11,188	$2,223	$—	$11,126	$96,233

(1) Capital expenditures on an accrual basis were: $295.9 million, $190.5 million and $96.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

(2) Operating loss for North America Broadband includes $44.4 million of impairment loss related to our prepaid deposit to Sea Launch, which was impaired in 2009.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

For the years ended December 31, 2010, 2009 and 2008, no single customer accounted for more than 10% of total revenues. Revenues by geographic area are summarized by customers’ locations as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
North America	$829,948	$801,808	$803,496
Africa, Asia and the Middle East	89,679	88,939	106,627
Europe	62,607	69,430	115,495
South America and the Caribbean	61,093	49,522	34,735
Total revenues	$1,043,327	$1,009,699	$1,060,353

Individual countries with significant revenues for the three years ended December 31, 2010 are as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
United States	$800,327	$774,719	$785,349
Brazil	$56,791	$42,167	$30,038
India	$47,237	$39,294	$48,067
United Kingdom	$21,457	$29,257	$66,555

Total property, net by geographic area is summarized customers’ locations as follows (in thousands):

	December 31,
	2010	2009
North America:
United States	$744,758	$573,755
Mexico	5	55
Total North America	744,763	573,810
South America and the Caribbean	13,377	12,702
Africa, Asia and the Middle East	11,284	10,768
Europe	4,628	5,123
Total property, net	$774,052	$602,403

Note 20:  Transactions with Related Parties

In the ordinary course of our operations, we enter into transactions with related parties to purchase and/or sell telecommunications services, equipment, and inventory. Related parties include all entities that are related to Apollo Management, L.P. and its affiliates (collectively “Apollo”), our controlling stockholder.

Separation Agreement

As part of the Distribution in 2006, LightSquared and the Company entered into a separation agreement (“Separation Agreement”). Among other things, the Separation Agreement provides for certain indemnifications, tax sharing, consulting services and access to facilities.

Indemnification—The Separation Agreement provides that the Company will indemnify LightSquared against losses based on, arising out of, or resulting from (i) the ownership or the operation of the assets or properties transferred to the Company under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, the Company, whether in the past or future; (ii) any other activities the Company engages in; (iii) any guaranty or keep well of or

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

by LightSquared provided to any parties with respect to any of the Company’s actual or contingent obligations; and (iv) certain other matters described in the Separation Agreement. The Separation Agreement provides that LightSquared will indemnify the Company against losses based on, arising out of, or resulting from the ownership or operation of the assets or properties of Mobile Satellite Ventures LP (“MSV”) and TerreStar Networks, Inc., (“TerreStar”) or the operation or conduct of their businesses, including the contracts entered into by them, and certain other matters described in the Separation Agreement.

Tax sharing agreement—The tax sharing agreement governs the allocation between the Company and LightSquared of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods ended on or before February 21, 2006. The Company will generally be responsible for, and indemnify LightSquared and its subsidiaries against, all tax liabilities imposed on or attributable to (i) the Company and any of its subsidiaries relating to all taxable periods and (ii) LightSquared and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of LightSquared, in each case, after taking into account any tax attributes of LightSquared or any of its subsidiaries that are available to offset such tax liabilities. Notwithstanding the foregoing, the Company is not responsible for any taxes relating to MSV, TerreStar or a change of control of LightSquared. Additionally, under the tax sharing agreement, LightSquared is responsible for, and indemnifies the Company and its subsidiaries against, all tax liabilities imposed on or attributable to MSV and TerreStar relating to all taxable periods, LightSquared and any of its subsidiaries relating to all taxable periods or portions thereof beginning and ending after a change of control, and any change of control of LightSquared.

Hughes Telematics, Inc.

In July 2006, HNS granted a limited license to HTI allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to pay a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required. However, as a result of the Merger, as defined and described in Note 10—Other Assets, HNS’ obligations to HTI and its customer expired when HTI became a public company in March 2009 with an initial market capitalization value greater than $300.0 million. In January 2008, HNS entered into an agreement with HTI for the development of an automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system.

In March 2009, we made an equity investment in HTI, which represented approximately 3.8% of HTI’s outstanding common stock. See Note 10—Other Assets for further discussion. In August 2009, HTI terminated substantially all of the development, engineering and manufacturing services with HNS as a result of the bankruptcy filing of one of HTI’s customers.

On December 18, 2009, HNS entered into a promissory note with HTI (“Promissory Note”) for $8.3 million of account receivables that HTI owed to HNS. The Promissory Note had a maturity date of December 31, 2010 and an interest rate of 12% per annum. On November 5, 2010, the Company revised the term of the Promissory Note to extend the maturity date to December 31, 2011. As of December 31, 2010, the remaining Promissory Note, including accrued interest, had a balance of $5.6 million. HNS expects to fully recover $5.6 million.

HTI is controlled by an affiliate of Apollo. Jeffrey A. Leddy, a member of HNS’ Board of Managers and our Board of Directors, is the CEO and a director of HTI and owns less than 1.5% of HTI’s equity as of December 31, 2010. In addition, Andrew Africk and Aaron Stone, members of HNS’ Board of Managers and our Board of Directors, are directors of HTI and partners of Apollo.

Hughes Systique Corporation

HNS has contracted with Hughes Systique, an entity consolidated with the Company, for software development services. In addition to our 45.23% ownership in Hughes Systique, our CEO and President and his brother, who is the CEO and President of Hughes Systique and our former Executive Vice President, in the aggregate, owned approximately 25.61%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2010. Furthermore, our CEO and President and Jeffrey A. Leddy, a member

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

of our Board of Directors and HNS’ Board of Managers, serve on the board of directors of Hughes Systique. As a result of the Termination Agreement, we are required to consolidate Hughes Systique’s results of operations in our operating results. For a description of additional transactions entered into between the Company and Hughes Systique, see Note 3—Consolidation of Hughes Systique Corporation.

Agreement with 95 West Co., Inc.

In July 2006, HNS entered into an agreement with 95 West Co. and its parent, MLH, pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 at an orbital position where such parties have higher-priority rights. Jeffrey A. Leddy, a member of our Board of Directors and HNS’ Board of Managers, is the managing director of 95 West Co. and MLH and also owns a small interest in each. Andrew Africk, another member of our Board of Directors and HNS’ Board of Managers, is also a director of MLH. As part of the agreement, HNS agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million in each year between 2007 and 2010 and $1.0 million in each year between 2011 and 2016 for the use of the orbital position, subject to conditions in the agreement including HNS’ ability to operate SPACEWAY 3. As of December 31, 2010, the remaining debt balance under the capital lease was $4.9 million, which was included in “Capital lease and other” in the short-term and long-term debt tables included in Note 12—Debt. During 2010, we paid $0.75 million to 95 West Co. pursuant to the agreement.

Smart & Final, Inc.

As of December 31, 2010, Apollo owned, directly or indirectly, 96% of Smart & Final, Inc. (“Smart & Final”). We provide broadband products and services to Smart & Final.

CKE Restaurants, Inc.

On July 12, 2010, an affiliate of Apollo acquired CKE Restaurants, Inc. (“CKE”). As a result, CKE indirectly became our related party as of that date. We provide broadband products and services to CKE.

Intelsat Holdings Limited

The Company and its subsidiaries lease satellite transponder capacity from Intelsat Holdings Limited (“Intelsat”). In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat, and as a result, Intelsat is no longer a related party.

Other

Certain members of our Board of Directors and officers serve on the boards of directors of some of our affiliates. In some cases, such directors and officers have received stock-based compensation from such affiliates for their service. In those cases, the amount of stock-based compensation received by the directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ boards of directors.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Related Party Transactions

Sales and purchase transactions with related parties are as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Sales:
HTI	$501	$23,644	$31,065
Others	1,046	476	897
Total sales	$1,547	$24,120	$31,962
Purchases:
Hughes Systique(1)	$—	$1,591	$9,419
95 West Co.	—	—	750
Intelsat(2)	—	—	10,074
Total purchases	$—	$1,591	$20,243

(1) For the period after March 11, 2009, Hughes Systique’s results of operations are consolidated with the Company’s operating results.

(2) Subsequent to February 4, 2008, Intelsat is no longer a related party.

Assets resulting from transactions with related parties are as follows (in thousands):

	December 31,
	2010	2009
Due from related parties:
HTI	$5,632	$8,652
Others	159	52
Total due from related parties	$5,791	$8,704

Note 21:  Net Income (loss) Attributable to HCI stockholders and Transfer from Noncontrolling Interests

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Net income (loss) attributable to HCI stockholders	$22,787	$(52,693)	$9,018
Transfers from the noncontrolling interest:
Decrease in HCI paid-in capital for purchase of subsidiary shares	—	(396)	—
Change from net income (loss) attributable to HCI stockholders and transfers from the noncontrolling interest	$22,787	$(53,089)	$9,018

Note 22:  Commitments and Contingencies

Litigation

We are periodically involved in litigation in the ordinary course of our business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

In October 2008, Hughes Telecommunicaçoes do Brasil Ltda. (“HTB”), a wholly-owned subsidiary of HNS, received a tax assessment of approximately $7.6 million from the State of São Paulo Treasury Department. The tax assessment alleges that HTB failed to pay certain import taxes to the State of São Paulo. Recent decrees and legislative actions by the State of São Paulo will alleviate approximately $4.8 million of the tax assessment over time with no impact to the Company. We do not believe the assessment is valid and plan to dispute the State of São Paulo’s claims and to defend vigorously against these allegations. Therefore, we have not recorded a liability. It is the opinion of management that such litigation is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

In March 2009, an arbitration panel ruled in favor of HNS in its arbitration against Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) entitling HNS to a full refund of $44.4 million (the “Deposit”) in payments made to Sea Launch in connection with launch services for SPACEWAY 3, in addition to interest of 10% per annum on the $44.4 million from July 10, 2007 until payment on the Deposit is received in full. On June 22, 2009, Sea Launch filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. As a result of this filing, our efforts to pursue collection of the arbitral award from Sea Launch were stayed under the bankruptcy laws. On May 27, 2010, HNS entered into a settlement agreement with Sea Launch to resolve the claim that HNS filed in the Sea Launch bankruptcy (the “Settlement Agreement”). The Settlement Agreement provides that Sea Launch will irrevocably issue to HNS two credits, each in the amount of $22.2 million (the “Credits”), in satisfaction and discharge of HNS’ bankruptcy claim. The Credits may be used by HNS to defray the cost of up to two launches contracted by December 31, 2015, and scheduled to occur by December 31, 2017. In addition, subject to the terms and conditions of the Settlement Agreement, one or both Credits may be transferred to third parties. The bankruptcy court has approved the Settlement Agreement, and its terms have been incorporated into the court’s order approving Sea Launch’s plan of reorganization. The Settlement Agreement became effective on October 27, 2010.

On May 18, 2009, the Company and HNS received notice of a complaint filed in the U.S. District Court for the Northern District of California by two California subscribers to the HughesNet service. The plaintiffs complain about the speed of the HughesNet service, the Fair Access Policy, early termination fees and certain terms and conditions of the HughesNet subscriber agreement. The plaintiffs seek to pursue their claims as a class action on behalf of other California subscribers. On June 4, 2009, the Company and HNS received notice of a similar complaint filed by another HughesNet subscriber in the Superior Court of San Diego County, California. The plaintiff in this case also seeks to pursue his claims as a class action on behalf of other California subscribers. Both cases have been consolidated into a single case in the U.S. District Court for the Northern District of California. In January 2011, the Company agreed to settle this consolidated case on a nationwide basis, subject to court approval. As a result, the Company has accrued $1.9 million for estimated settlement costs, plaintiffs’ attorney fees and other related expenses. In the event that the settlement is not effectuated, the Company would revert to its previous position of vigorously defending these matters as it believes that the allegations in these complaints are not meritorious.

On December 18, 2009, the Company and HNS received notice of a complaint filed in the Cook County, Illinois, Circuit Court by a former subscriber to the HughesNet service. The complaint seeks a declaration allowing the former subscriber to file a class arbitration challenging early termination fees under the subscriber agreement. The Company was dismissed from this case in September 2010, while HNS remains a defendant. HNS’s motion to dismiss, filed in September 2010, is pending, and HNS will continue to vigorously defend the case.

Some or all of the Company, its Directors, EchoStar Corporation, EchoStar Satellite Services, L.L.C. (“EchoStar LLC”), Broadband Acquisition Corporation (“Merger Sub”), and Apollo Global Management, LLC (“AGM”) have been named as defendants in four shareholder class action lawsuits in connection with the proposed transaction in which EchoStar will acquire all of the outstanding equity of HCI and its subsidiaries. See Note 25—Subsequent Events for further discussion. On February 18, 2011, the Gottlieb Family Foundation filed its class action complaint in the Circuit Court for Montgomery County, Maryland. On February 23, 2011, Plymouth County Retirement System filed its shareholder class action complaint in the Court of Chancery of the State of Delaware. On February 24, 2011, Edward Ostensoe filed a shareholder class action complaint in the Circuit Court for Montgomery County, Maryland. On February 28, 2011, Nina J. Shah Rohrbasser Irr. Trust filed a shareholder class action complaint in the Court of Chancery of the State of Delaware. Each complaint alleges that the directors of the Company breached their fiduciary duties in agreeing to the transaction. The complaints also allege that some or all of the Company, EchoStar, EchoStar LLC, Merger Sub and AGM aided and abetted such breaches by the directors of the Company. In each case, the Plaintiffs seek to enjoin the proposed transaction and/or damages, costs, and attorney fees. The Company believes that the allegations in all of these complaints are not meritorious and we intend to vigorously defend these matters.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Product Warranties

We warrant our hardware products over 12 months, depending on the products sold, following the date of installation. A large portion of our enterprise customers enter into maintenance agreements under which we recognize revenue for providing maintenance services that prolong the life and effectiveness of the installed hardware, thus minimizing the potential for warranty claims or repairs. Warranty reserves are determined based on historical warranty repair experience and an assessment of the number of units remaining under warranty coverage. Long-term contracts for the sale of wireless communications systems may include contractual provisions relating to warranty coverage for fixed terms generally not exceeding five years. Warranty provisions for these contracts are included in the determination of overall contract costs and earnings, based on management’s estimates of the cost of the related coverage. Accrued contract warranty costs are reviewed and adjusted, as appropriate, over the term of the contractual warranty period.

Changes in accrued warranty costs were as follows (in thousands):

	December 31,
	2010	2009
Balance beginning of period	$1,943	$3,909
Warranty costs accrual	342	2,372
Warranty costs incurred	(567)	(4,338)
Balance at end of period	$1,718	$1,943

Leases

We have non-cancelable operating leases having lease terms in excess of one year, primarily for real property. Future minimum payments under such leases at December 31, 2010 are as follows (in thousands):

Amount
Year ending December 31,
2011	$13,071
2012	10,956
2013	7,347
2014	5,705
2015	3,017
Thereafter	4,097
Total minimum lease payments	$44,193

Rental expenses under operating leases, net of sublease income, were $15.3 million, $14.4 million and $12.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. The total of minimum rentals to be received in the future under non-cancelable subleases as of December 31, 2010 was $0.1 million.

We have non-cancelable vendor obligations for acquisition of transponder capacity. Future minimum payments under such obligations at December 31, 2010 are as follows (in thousands):

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Amount
Year ending December 31,
2011	$119,466
2012	67,483
2013	49,846
2014	35,685
2015	28,337
Thereafter	11,947
Total minimum lease payments	$312,764

Rental expenses under operating leases for transponder capacity were $172.6 million, $180.9 million and $193.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Commitments

In June 2009, HNS entered into an agreement with SS/L for the construction of Jupiter and has agreed to make installment payments to SS/L upon the completion of each milestone as set forth in the agreement. HNS entered into a contract with Barrett Xplore Inc. (“Barrett”), whereby Barrett agreed to lease user beams and purchase gateways and Ka-band terminals for the Jupiter satellite that are designed to operate in Canada. In April 2010, HNS entered into an agreement with Arianespace for the launch of Jupiter in the first half of 2012. Pursuant to the agreement, the Ariane 5 will launch Jupiter into geosynchronous transfer orbit from Guiana Space Centre in Kourou, French Guiana. As of December 31, 2010, our remaining obligation for the construction and launch of Jupiter was approximately $210.8 million.

We are contingently liable under standby letters of credit and bonds in the aggregate amount of $16.2 million that were undrawn as of December 31, 2010. Of this amount, $4.4 million was issued under the Revolving Credit Facility; $0.7 million was secured by restricted cash; $1.1 million related to insurance bonds; and $10.0 million was issued under credit arrangements available to our Indian and Brazilian subsidiaries. Certain letters of credit issued by our foreign subsidiaries are secured by certain assets. As of December 31, 2010, these obligations were scheduled to expire as follows: $13.5 million in 2011; $1.0 million in 2012; $0.4 million in 2013; and $1.3 million in 2014 and thereafter.

Note 23:  Supplemental Guarantor and Non-Guarantor Financial Information

On August 8, 2007, the Company filed a shelf registration statement on Form S-3, as amended on November 15, 2007, to register shares of our common stock, preferred stock, and warrants and debt securities and non-convertible debt securities of HNS and HNS Finance Corp., a finance subsidiary which is HNS’s wholly-owned subsidiary (the “Co-Issuer”), as co issuers. In connection with any future issuance of debt securities of HNS and the Co-Issuer, we will, and one or more of our other subsidiaries may, on a joint and several basis, offer full and unconditional guarantees of the obligations of HNS and the Co-Issuer, under such debt securities. The registration statement was declared effective by the Securities and Exchange Commission on November 19, 2007 and expired on November 19, 2010.

In lieu of providing separate audited financial statements of HNS, the Co-Issuer and HNS’ guarantor subsidiaries, condensed financial statements prepared in accordance with Rule 3-10 and Rule 5-04 of Regulation S-X are presented below. The column marked “Parent” represents our results of operations, with the subsidiaries accounted for using the equity method. The column marked “Subsidiary Issuer” represents the results of HNS. The column marked “Guarantor Subsidiaries” includes the results of HNS’ guarantor subsidiaries and the Co-Issuer, which is a co-issuer of HNS’ Senior Notes and which had no assets, operations, revenues or cash flows for the periods presented. The column marked “Non-Guarantor Subsidiaries” includes the results of non-guarantor subsidiaries of the Company and HNS. Eliminations necessary to arrive at the information for the Company on a consolidated basis for the periods presented are included in the column so labeled. Separate financial statements and other disclosures concerning the Co-Issuer and HNS’ Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

The following represents the supplemental condensed financial statements of the Company, HNS, the Guarantor Subsidiaries and the Non-guarantor Subsidiaries. These condensed financial statements should be read in conjunction with our consolidated financial statements and notes thereto. In 2010, the Company liquidated one of its wholly-owned non-guarantor subsidiaries. As a result, certain

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

prior period items in the following supplemental condensed financial statements have been reclassified to conform to the current period presentation.

Condensed Consolidated Balance Sheet as of December 31, 2010

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$56,583	$67,707	$256	$13,585	$—	138,131
Marketable securities	37,857	6,675	—	—	—	44,532
Receivables, net	9,437	141,422	38	61,067	(25,272)	186,692
Inventories	—	45,388	—	12,431	—	57,819
Prepaid expenses and other	181	9,172	70	16,704	—	26,127
Total current assets	104,058	270,364	364	103,787	(25,272)	453,301
Property, net	—	713,007	32,948	28,097	—	774,052
Investment in subsidiaries	221,665	118,080	—	—	(339,745)	—
Other assets	7,404	98,967	1,405	29,746	(1,700)	135,822
Total assets	$333,127	$1,200,418	$34,717	$161,630	$(366,717)	1,363,175
Liabilities and equity
Accounts payable	$681	$101,684	$199	$36,764	$(19,126)	120,202
Short-term debt	—	2,284	—	4,001	—	6,285
Accrued liabilities and other	756	109,561	—	24,619	(6,146)	128,790
Total current liabilities	1,437	213,529	199	65,384	(25,272)	255,277
Long-term debt	—	737,677	—	2,899	—	740,576
Other long-term liabilities	—	27,308	—	1,700	(1,700)	27,308
Total HCI stockholders’ equity	329,050	221,904	26,194	91,647	(339,745)	329,050
Noncontrolling interests	2,640	—	8,324	—	—	10,964
Total liabilities and equity	$333,127	$1,200,418	$34,717	$161,630	$(366,717)	1,363,175

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Balance Sheet as of December 31, 2009

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$74,825	$173,991	$1,091	$11,131	$—	261,038
Marketable securities	16,062	31,126	—	—	—	47,188
Receivables, net	7,888	115,948	628	63,405	(24,053)	163,816
Inventories	—	47,437	138	12,669	—	60,244
Prepaid expenses and other	264	7,421	234	14,557	—	22,476
Total current assets	99,039	375,923	2,091	101,762	(24,053)	554,762
Property, net	—	542,642	32,792	26,969	—	602,403
Investment in subsidiaries	200,687	115,136	—	—	(315,823)	—
Other assets	8,903	102,045	3,221	32,663	(1,603)	145,229
Total assets	$308,629	$1,135,746	$38,104	$161,394	$(341,479)	1,302,394
Liabilities and equity
Accounts payable	$753	$97,114	$2,272	$39,122	$(19,800)	119,461
Short-term debt	—	2,054	—	4,696	—	6,750
Accrued liabilities and other	701	110,088	714	24,524	(4,253)	131,774
Total current liabilities	1,454	209,256	2,986	68,342	(24,053)	257,985
Long-term debt	—	710,259	—	4,698	—	714,957
Other long-term liabilities	—	16,191	—	1,768	(1,603)	16,356
Total HCI stockholders’ equity	304,041	200,040	29,197	86,586	(315,823)	304,041
Noncontrolling interests	3,134	—	5,921	—	—	9,055
Total liabilities and equity	$308,629	$1,135,746	$38,104	$161,394	$(341,479)	1,302,394

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2010

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$902	$907,682	$1,911	$164,187	$(31,355)	$1,043,327
Operating costs and expenses:
Costs of revenues	—	635,057	306	120,871	(28,406)	727,828
Selling, general and administrative	3,834	168,742	3,641	33,244	(2,949)	206,512
Research and development	—	19,824	455	—	—	20,279
Amortization of intangible assets	—	2,582	168	334	—	3,084
Total operating costs and expenses	3,834	826,205	4,570	154,449	(31,355)	957,703
Operating income (loss)	(2,932)	81,477	(2,659)	9,738	—	85,624
Other income (expense):
Interest expense	—	(58,098)	—	(1,497)	250	(59,345)
Interest and other income, net	729	625	870	443	(250)	2,417
Equity in earnings of subsidiaries	24,558	2,252	—	—	(26,810)	—
Income (loss) before income tax expense	22,355	26,256	(1,789)	8,684	(26,810)	28,696
Income tax expense	(25)	(863)	—	(4,828)	—	(5,716)
Net income (loss)	22,330	25,393	(1,789)	3,856	(26,810)	22,980
Net (income) loss attributable to noncontrolling interests	457	—	(1,214)	564	—	(193)
Net income (loss) attributable to HCI stockholders	$22,787	$25,393	$(3,003)	$4,420	$(26,810)	$22,787

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$600	$873,794	$9,680	$158,719	$(33,094)	$1,009,699
Operating costs and expenses:
Costs of revenues	—	644,750	5,281	117,810	(29,521)	738,320
Selling, general and administrative	3,879	147,793	5,173	27,403	(3,573)	180,675
Loss on impairments	6,239	44,400	—	—	—	50,639
Research and development	—	19,574	2,722	—	—	22,296
Amortization of intangible assets	—	4,038	1,126	293	—	5,457
Total operating costs and expenses	10,118	860,555	14,302	145,506	(33,094)	997,387
Operating income (loss)	(9,518)	13,239	(4,622)	13,213	—	12,312
Other income (expense):
Interest expense	—	(62,972)	—	(1,344)	197	(64,119)
Interest and other income, net	987	1,541	—	275	(197)	2,606
Equity in earnings (losses) of subsidiaries	(44,466)	4,033	—	—	40,433	—
Income (loss) before income tax (expense) benefit	(52,997)	(44,159)	(4,622)	12,144	40,433	(49,201)
Income tax (expense) benefit	2	(746)	—	(1,702)	—	(2,446)
Net income (loss)	(52,995)	(44,905)	(4,622)	10,442	40,433	(51,647)
Net (income) loss attributable to noncontrolling interests	302	—	(1,842)	494	—	(1,046)
Net income (loss) attributable to HCI stockholders	$(52,693)	$(44,905)	$(6,464)	$10,936	$40,433	$(52,693)

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$462	$894,885	$13,873	$186,728	$(35,595)	$1,060,353
Operating costs and expenses:
Costs of revenues	24	676,339	5,878	134,476	(31,756)	784,961
Selling, general and administrative	4,280	140,747	5,533	31,127	(3,839)	177,848
Research and development	—	23,931	2,902	—	—	26,833
Amortization of intangible assets	—	5,387	1,032	—	—	6,419
Total operating costs and expenses	4,304	846,404	15,345	165,603	(35,595)	996,061
Operating income (loss)	(3,842)	48,481	(1,472)	21,125	—	64,292
Other income (expense):
Interest expense	(2)	(49,898)	—	(1,429)	2	(51,327)
Interest and other income, net	802	2,448	—	708	(2)	3,956
Equity in earnings of subsidiaries	12,096	11,988	—	—	(24,084)	—
Income (loss) before income tax expense	9,054	13,019	(1,472)	20,404	(24,084)	16,921
Income tax expense	(5)	(923)	—	(6,665)	—	(7,593)
Net income (loss)	9,049	12,096	(1,472)	13,739	(24,084)	9,328
Net (income) loss attributable to noncontrolling interests	(31)	—	(381)	102	—	(310)
Net income (loss) attributable to HCI stockholders	$9,018	$12,096	$(1,853)	$13,841	$(24,084)	$9,018

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Year Ended December 31, 2010

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$22,330	$25,393	$(1,789)	$3,856	$(26,810)	$22,980
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(19,275)	107,216	3,036	7,954	26,810	125,741
Net cash provided by operating activities	3,055	132,609	1,247	11,810	—	148,721
Cash flows from investing activities:
Change in restricted cash	—	1,103	—	108	—	1,211
Purchases of marketable securities	(76,412)	(29,280)	—	—	—	(105,692)
Proceeds from sales of marketable securities	54,596	53,693	—	—	—	108,289
Expenditures for property	—	(271,863)	(2,082)	(8,874)	—	(282,819)
Expenditures for capitalized software	—	(13,073)	—	—	—	(13,073)
Proceeds from sales of property	—	19	—	186	—	205
Other, net	385	—	—	1,462	—	1,847
Net cash used in investing activities	(21,431)	(259,401)	(2,082)	(7,118)	—	(290,032)
Cash flows from financing activities:
Short-term revolver borrowings	—	—	—	4,761	—	4,761
Repayments of revolver borrowings	—	—	—	(5,347)	—	(5,347)
Proceeds from exercise of stock options	134	—	—	—	—	134
Long-term debt borrowings	—	29,702	—	1,900	—	31,602
Repayment of long-term debt	—	(2,054)	—	(4,198)	—	(6,252)
Debt issuance costs	—	(7,140)	—	—	—	(7,140)
Net cash provided by (used in) financing activities	134	20,508	—	(2,884)	—	17,758
Effect of exchange rate changes on cash and cash equivalents	—	—	—	646	—	646
Net decrease in cash and cash equivalents	(18,242)	(106,284)	(835)	2,454	—	(122,907)
Cash and cash equivalents at beginning of period	74,825	173,991	1,091	11,131	—	261,038
Cash and cash equivalents at end of period	$56,583	$67,707	$256	$13,585	$—	$138,131

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Year Ended December 31, 2009

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(52,995)	$(44,905)	$(4,622)	$10,442	$40,433	$(51,647)
Adjustments to reconcile net income (loss) to net cash flows from operating activities	40,051	202,417	8,534	(7,540)	(40,433)	203,029
Net cash provided by (used in) operating activities	(12,944)	157,512	3,912	2,902	—	151,382
Cash flows from investing activities:
Change in restricted cash	331	(1)	—	(107)	—	223
Purchases of marketable securities	(21,038)	(41,080)	—	—	—	(62,118)
Proceeds from sales of marketable securities	5,000	10,000	—	—	—	15,000
Expenditures for property	—	(133,746)	(4,837)	(12,181)	—	(150,764)
Expenditures for capitalized software	—	(12,772)	—	—	—	(12,772)
Proceeds from sales of property	—	14	3	380	—	397
Cash acquired, consolidation of Hughes Systique	—	—	—	828	—	828
Long-term loan receivable	—	(10,000)	—	—	—	(10,000)
Other, net	(75)	(410)	—	(345)	—	(830)
Net cash used in investing activities	(15,782)	(187,995)	(4,834)	(11,425)	—	(220,036)
Cash flows from financing activities:
Short-term revolver borrowings	—	—	—	6,791	—	6,791
Repayments of revolver borrowings	—	—	—	(7,861)	—	(7,861)
Long-term debt borrowings	—	138,024	—	9,825	—	147,849
Repayment of long-term debt	—	(4,894)	—	(7,483)	—	(12,377)
Debt issuance costs	—	(4,612)	—	—	—	(4,612)
Net cash provided by financing activities	—	128,518	—	1,272	—	129,790
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(3,914)	—	(3,914)
Net increase (decrease) in cash and cash equivalents	(28,726)	98,035	(922)	(11,165)	—	57,222
Cash and cash equivalents at beginning of period	103,551	75,956	2,013	22,296	—	203,816
Cash and cash equivalents at end of period	$74,825	$173,991	$1,091	$11,131	$—	$261,038

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Year Ended December 31, 2008

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$9,049	$12,096	$(1,472)	$13,739	$(24,084)	$9,328
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(7,509)	40,452	8,174	(2,826)	24,084	62,375
Net cash provided by operating activities	1,540	52,548	6,702	10,913	—	71,703
Cash flows from investing activities:
Change in restricted cash	—	3,577	—	(473)	—	3,104
Purchases of marketable securities	(2,070)	—	—	—	—	(2,070)
Proceeds from sales of marketable securities	8,100	11,090	—	—	—	19,190
Expenditures for property	—	(69,535)	(4,839)	(7,295)	—	(81,669)
Expenditures for capitalized software	—	(14,564)	—	—	—	(14,564)
Proceeds from sales of property	—	(10,543)	—	—	—	(10,543)
Investment in Hughes Systique	(1,500)	—	—	—	—	(1,500)
Hughes Systique note receivables	(500)	—	—	—	—	(500)
Net cash provided by (used in) investing activities	4,030	(79,975)	(4,839)	(7,768)	—	(88,552)
Cash flows from financing activities:
Net increase in notes and loans payable	—	—	—	223	—	223
Proceeds from equity offering	93,046	—	—	—	—	93,046
Proceeds from exercise of stock options	75	—	—	—	—	75
Long-term debt borrowings	—	173	—	3,433	—	3,606
Repayment of long-term debt	—	(10,320)	—	(3,429)	—	(13,749)
Net cash provided by (used in) financing activities	93,121	(10,147)	—	227	—	83,201
Effect of exchange rate changes on cash and cash equivalents	—	—	—	3,372	—	3,372
Net increase (decrease) in cash and cash equivalents	98,691	(37,574)	1,863	6,744	—	69,724
Cash and cash equivalents at beginning of period	4,860	113,530	150	15,552	—	134,092
Cash and cash equivalents at end of period	$103,551	$75,956	$2,013	$22,296	$—	$203,816

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Note 24:  Supplementary Unaudited Quarterly Financial Information

The following table sets forth selected unaudited quarterly financial data, which included all adjustments that are necessary, in the opinion of our management, for a fair presentation of its results of operations for the interim periods (in thousands, except per share data):

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
2010:
Revenues	$243,193	$252,368	$266,282	$281,484
Gross margin	$66,594	$73,390	$81,506	$94,009
Net income (loss)	$(6,174)	$1,529	$9,968	$17,657
Net income (loss) attributable to HCI stockholders	$(6,140)	$1,910	$10,137	$16,880
Basic earnings (loss) per share	$(0.29)	$0.09	$0.47	$0.78
Diluted earnings (loss) per share	$(0.29)	$0.08	$0.45	$0.74
2009:
Revenues	$240,215	$255,827	$251,417	$262,240
Gross margin	$59,340	$67,485	$69,003	$75,551
Net income (loss)	$(4,328)	$(47,432)	$(2,529)	$2,642
Net income (loss) attributable to HCI stockholders	$(4,696)	$(47,742)	$(2,622)	$2,367
Basic earnings (loss) per share	$(0.22)	$(2.23)	$(0.12)	$0.11
Diluted earnings (loss) per share	$(0.22)	$(2.23)	$(0.12)	$0.11

Note 25:  Subsequent Event

Agreement and Plan of Merger

On February 13, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EchoStar Corporation, a Nevada corporation (“EchoStar”), EchoStar Satellite Services L.L.C., a Colorado limited liability company (“Satellite Services”), and Broadband Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and becoming a wholly owned subsidiary of EchoStar.

Pursuant to the Merger Agreement, upon the closing of the Merger, each of our issued and outstanding share of common stock (other than any of our common stock with respect to which appraisal rights have been duly exercised under Delaware law) will automatically be converted into the right to receive $60.70 in cash (without interest) and cancelled. Vested restricted stock award and restricted stock units will become our common stock upon the closing of the Merger and are therefore entitled to the right to receive $60.70 in cash (without interest) and cancelled. Unvested restricted stock awards and restricted stock units at the closing of the Merger have the right to receive $60.70 in cash (without interest) and cancel, payable at the time such restricted stocks vest.

Vested stock options to acquire our common stock will continue to be outstanding until the closing of the Merger. Upon the closing of the Merger, vested options will be cancelled, and within 10 days after the closing of the Merger, each vested stock option will receive $60.70 in cash (without interest) minus the exercise price of the stock option per share. Unvested stock option at closing of the Merger will be converted into the right to receive $60.70 in cash (without interest) minus the exercise price of the stock option per share and cancel, payable at the time such options vest.

The Merger Agreement also contemplates to refinance certain of HNS’ existing debts, including the 2009 and 2006 Senior Notes. The COFACE Guaranteed Facility will continue to remain outstanding following the Merger if the requisite lender consents thereunder are obtained.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

Each of the boards of directors of the Company and Merger Sub approved the Merger Agreement and deemed it advisable and fair to, and in the best interests of, their respective companies and stockholders, to enter into the Merger Agreement and to consummate the Merger and the transactions and agreements contemplated thereby. The board of directors of EchoStar approved the Merger Agreement and deemed it advisable and fair to, and in the best interests of, its stockholders to enter into the Merger Agreement and to consummate the transactions and agreements contemplated thereby.

The Merger is expected to close later this year, subject to certain closing conditions, including among others, (i) receiving the required approvals of our stockholders, which approval was effected on February 13, 2011, by written consent of a majority of our stockholders (the “Majority Stockholders’ Written Consents”), (ii) 20 business days having elapsed since the mailing to our stockholders of the definitive information statement, with respect to such adoption of the Merger Agreement, in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) receiving certain government regulatory approvals, including approval by the Federal Communications Commission (“FCC”), the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of the consents required under certain export control laws, (iv) the absence of any order or injunction by a court of competent jurisdiction preventing the consummation of the Merger, and the absence of any action taken, or any law enacted, entered, enforced or made applicable to the Merger, by any governmental entity that makes the consummation of the Merger illegal or otherwise restrains, enjoins or prohibits the Merger, (v) the absence of any proceeding in which the Office of Communications of the United Kingdom seeks to prohibit or enjoin the Merger, (vi) the accuracy of the representations and warranties made by the Company, EchoStar and Merger Sub, (vii) the performance, in all material respects, by each of the Company, EchoStar and Merger Sub of all its respective obligations, agreements and covenants under the Merger Agreement, (viii) subject to certain customary exceptions, the absence of (a) a change or event that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (b) any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, if not cured, in either case since February 13, 2011 and (ix) holders of the Company’s common stock representing in excess of 25% of the Company’s outstanding common stock shall not have exercised (or if exercised, shall not have withdrawn prior to the commencement of the marketing period for the financing of the pending transaction) rights of dissent in connection with the Merger. The Merger Agreement clarifies that no party may rely on a failure of conditions to be satisfied if such party’s breach was the proximate cause of the failure.

The Merger Agreement contains customary representations, warranties and covenants of the Company, EchoStar and Merger Sub. In particular, the Company makes certain representations and warranties related to the business in which it operates, including with respect to its communications licenses; the health of its satellite currently in orbit and other related information; that there are no claims under coordination and concession agreements; the status of the HNS’ earth stations; and compliance with regulatory and export control laws. EchoStar and Merger Sub also make a representation that EchoStar and Satellite Services have sufficient financing in order to complete the Merger.

The Company has agreed to various covenants in the Merger Agreement, including, among others, covenants (i) to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and completion of the Merger, (ii) not to engage in certain kinds of transactions during this interim period and (iii) to cooperate and use commercially reasonable efforts to take all actions necessary to obtain all governmental and antitrust, FCC and regulatory approvals, subject to certain customary limitations. As noted above, EchoStar and Satellite Services represent and warrant in the Merger Agreement that at the closing of the Merger they will have access to sufficient funds to consummate the Merger and the other transactions contemplated by the Merger Agreement, and there is no closing condition related to them having procured such financing.

The Merger Agreement also contains a covenant pursuant to which the Company has agreed, subject to certain customary exceptions described below, that it will not, and will cause its representatives not to, solicit, facilitate (including by providing information) or participate in any negotiations or discussions with any person relating to, any takeover proposal, as further described in the Merger Agreement. The Merger Agreement contains a “fiduciary-out” provision, which provides that, prior to the time the Company’s stockholders have adopted and approved the Merger Agreement (which adoption and approval was obtained on February 13, 2011 pursuant to the Majority Stockholders’ Written Consents), the Company’s board of directors may engage with alternative purchasers, change their recommendation to the Company’s stockholders or enter into a definitive agreement with respect to an unsolicited acquisition proposal, only if the Company’s board of directors have determined in good faith (a) that failure to take such action is likely to be inconsistent with the board’s fiduciary duties, and (b) that the acquisition proposal constitutes a “Superior Proposal.” However, as the Company’s stockholders have approved and adopted the Merger Agreement, the “fiduciary-out” provision no longer provides an exception to the non-solicitation obligations described in this paragraph.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – Continued

The Merger Agreement also contains a covenant pursuant to which EchoStar or the surviving entity must indemnify officers, directors and employees of Hughes Communications and its subsidiaries for a period of six years following the closing of the Merger for all liabilities or claims related to their service or employment with the Company’s or its subsidiaries occurring prior to the closing of the Merger. This covenant further requires EchoStar to keep in place the Company’s directors and officers liability and fiduciary liability insurance policies in effect at the closing, or purchase a “tail policy” offering similar coverage unless the Company purchases such a policy prior to closing.

The Merger Agreement contains certain termination rights for both the Company and EchoStar. In addition to certain termination rights related to breaches of the agreement or actions taken by the Company with respect to alternative transactions, so long as the failure of the terminating party to comply with its obligations is not the cause for delay in closing, each of EchoStar and the Company has the right to terminate the Merger Agreement unilaterally if the Merger has not closed by a date nine months from the execution of the Merger Agreement. In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay EchoStar a termination fee of $45 million.

The Merger Agreement also contains termination and other rights related to the occurrence of certain reductions in performance or total loss of the Company’s satellite currently in orbit, and certain waivers increasing risks associated with construction, launch or operation of the Company’s satellite currently under construction (a “Material Satellite Event”). Upon a Material Satellite Event, EchoStar is entitled to terminate the Merger Agreement until 60 days after the Company provides a written plan describing its intended response (the “Mitigation Plan”). If EchoStar has not provided written consent to the Mitigation Plan 30 days after delivery, the Company can then terminate the Merger Agreement. In addition, from the date of any Material Satellite Event until EchoStar’s approval of the Mitigation Plan, the Company will also be required to provide EchoStar with daily reports of customer complaints and subscriber cancellations.

The foregoing description of the Merger Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement.